An Inadequate Offer at a Highly Opportunistic Time

Your Board
Unanimously
Recommends

Rejection

of the Unsolicited Offer by Alamos

Aurizon Mines Directors' Circular
aurizon.com/maximizevalue

This document is important and requires your immediate attention. If you are in doubt as to how to respond to the Alamos Offer you should consult with your investment dealer, stockbroker, lawyer or other professional advisor. Inquiries concerning the information in this document should be directed to Georgeson Shareholder Communications Canada Inc. (“Georgeson”), our Information Agent, at Toll Free (North America): 1-888-605-7616 or Outside North America Call Collect: 1-781-575-2422 or Email: askus@georgeson.com.

DIRECTORS’ CIRCULAR

RECOMMENDING

REJECTION

OF THE UNSOLICITED OFFER BY

ALAMOS GOLD INC.

TO PURCHASE ALL OF THE OUTSTANDING COMMON SHARES

OF

AURIZON MINES LTD.

Your Directors unanimously recommend that Aurizon Shareholders

REJECT the Alamos Offer

and NOT TENDER their Aurizon Shares to the Alamos Offer.

THE BOARD OF DIRECTORS OF AURIZON HAS UNANIMOUSLY CONCLUDED THAT THE ALAMOS

OFFER IS INADEQUATE AND NOT IN THE BEST INTERESTS OF AURIZON AND UNANIMOUSLY

RECOMMENDS THAT YOU REJECT THE ALAMOS OFFER AND NOT TENDER YOUR AURIZON

SHARES

WE RECOMMEND YOU READ THE REASONS FOR REJECTION

January 22, 2013

Your Directors unanimously recommend that Aurizon Shareholders REJECT the

Alamos Offer

and NOT TENDER their Aurizon Shares to the Alamos Offer.

Any Aurizon Shareholder who has tendered their Aurizon Shares to the Alamos offer should WITHDRAW those Aurizon Shares.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE MAY

BE DIRECTED TO OUR INFORMATION AGENT:

North American Toll Free Number: 1-888-605-7616

Outside North America Call Collect: 1-781-575-2422

Email: askus@georgeson.com

REJECT THE ALAMOS OFFER AND DO NOT TENDER YOUR AURIZON SHARES.

FOR ASSISTANCE, PLEASE CONTACT OUR INFORMATION AGENT, GEORGESON, AT TOLL FREE (NORTH AMERICA):

1-888-605-7616 OR OUTSIDE NORTH AMERICA CALL COLLECT: 1-781-575-2422 OR EMAIL: ASKUS@GEORGESON.COM.

TABLE OF CONTENTS

SUMMARY	i
QUESTIONS AND ANSWERS ABOUT THE ALAMOS OFFER	iii
DIRECTORS’ CIRCULAR	1
FORWARD-LOOKING STATEMENTS	1
NOTICE TO U.S. READERS CONCERNING MINERAL RESOURCE ESTIMATES	2
RECOMMENDATION OF THE SPECIAL COMMITTEE TO THE BOARD OF DIRECTORS	3
RECOMMENDATION OF THE BOARD OF DIRECTORS TO AURIZON SHAREHOLDERS	3
REASONS FOR REJECTION	5
CONCLUSION AND RECOMMENDATION	9
HOW TO WITHDRAW DEPOSITED SHARES	9
BACKGROUND TO THE ALAMOS OFFER	10
AURIZON’S RESPONSE TO THE ALAMOS OFFER	11
OPINIONS OF FINANCIAL ADVISORS	13
OWNERSHIP OF SECURITIES OF AURIZON	14
INTENTIONS OF DIRECTORS AND OFFICERS	16
PRINCIPAL SHAREHOLDERS	16
TRADING IN SECURITIES OF AURIZON	17
ISSUANCES OF SECURITIES OF AURIZON	17
OWNERSHIP OF SECURITIES OF ALAMOS	19
RELATIONSHIP BETWEEN ALAMOS AND THE DIRECTORS AND OFFICERS OF AURIZON	19
ARRANGEMENTS BETWEEN AURIZON AND ITS DIRECTORS AND OFFICERS	19
SHAREHOLDER RIGHTS PLAN	24
ARRANGEMENTS BETWEEN ALAMOS AND SECURITYHOLDERS OF AURIZON	27
INTERESTS OF DIRECTORS AND OFFICERS OF AURIZON IN MATERIAL TRANSACTIONS WITH ALAMOS	27
NO MATERIAL CHANGES	28
OTHER MATERIAL INFORMATION	28
ALTERNATIVES TO THE ALAMOS OFFER	31
ADDITIONAL INFORMATION	31

REJECT THE ALAMOS OFFER AND DO NOT TENDER YOUR AURIZON SHARES.

FOR ASSISTANCE, PLEASE CONTACT OUR INFORMATION AGENT, GEORGESON, AT TOLL FREE (NORTH AMERICA):

1-888-605-7616 OR OUTSIDE NORTH AMERICA CALL COLLECT: 1-781-575-2422 OR EMAIL: ASKUS@GEORGESON.COM.

AVAILABILITY OF DOCUMENTS	31
PERSONS OR ASSETS EMPLOYED, COMPENSATED OR USED	32
STATEMENT OF RIGHTS	32
APPROVAL OF DIRECTORS’ CIRCULAR	32
CERTIFICATE	33
CONSENT OF SCOTIA CAPITAL INC.	C-1
CONSENT OF CIBC WORLD MARKETS INC.	C-2
APPENDIX “A” – OPINION OF SCOTIA CAPITAL INC.
APPENDIX “B” – OPINION OF CIBC WORLD MARKETS INC.

REJECT THE ALAMOS OFFER AND DO NOT TENDER YOUR AURIZON SHARES.

FOR ASSISTANCE, PLEASE CONTACT OUR INFORMATION AGENT, GEORGESON, AT TOLL FREE (NORTH AMERICA):

1-888-605-7616 OR OUTSIDE NORTH AMERICA CALL COLLECT: 1-781-575-2422 OR EMAIL: ASKUS@GEORGESON.COM.

SUMMARY

The information set out below is intended as a summary only and is qualified in its entirety by the more detailed information appearing elsewhere in this Directors’ Circular.

The Alamos Offer:

Alamos Gold Inc. (“Alamos”) is offering to purchase all of the outstanding common shares (“Aurizon Shares”) of Aurizon Mines Ltd. (“Aurizon”), other than those currently held by Alamos and its affiliates, on the basis of $4.65 in cash or 0.2801 of a common share of Alamos (an “Alamos Share”) for each Aurizon Share held, as elected by each holder of Aurizon Shares (an “Aurizon Shareholder”), subject in either case to pro-ration such that the maximum amount of cash that Alamos will pay under the offer is $305,000,000 and the maximum total number of Alamos Shares available for issuance under the Alamos Offer is 23,500,000 Alamos Shares (the “Alamos Offer”).

The Alamos Offer is conditional and currently scheduled to expire at 5:00 p.m. (Toronto Time) on February 19, 2013 unless extended or withdrawn (the “Expiry Time”).

Aurizon Shareholders who have tendered Aurizon Shares to the Alamos Offer and who wish to obtain assistance in withdrawing their Aurizon Shares are urged to contact their broker or Georgeson, the Information Agent retained by Aurizon, Toll Free (North America): 1-888-605-7616 Outside North America Call Collect: 1-781-575-2422 or Email: askus@georgeson.com.

Unanimous Recommendation of the Board of Directors:	The Aurizon Board of Directors (the “Board of Directors”) UNANIMOUSLY recommends that Aurizon Shareholders REJECT the Alamos Offer and NOT TENDER their Aurizon Shares to the Alamos Offer.

Reasons for Rejection:

The Board of Directors believes that the Alamos Offer is inadequate and not in the best interests of Aurizon. The Board of Directors has thoroughly reviewed and considered the Alamos Offer, with the benefit of advice received from its financial and legal advisors and the recommendation of the Special Committee (as defined below). The following is a summary of the principal reasons for the unanimous recommendation of the Board of Directors to Aurizon Shareholders that they REJECT the Alamos Offer and NOT TENDER their Aurizon Shares to the Alamos Offer.

•    The Alamos Offer is inadequate to Aurizon Shareholders, other than Alamos.

•    The timing of the Alamos Offer is highly opportunistic and disadvantageous to Aurizon Shareholders.

•    The value of Alamos Shares is uncertain and is subject to

REJECT THE ALAMOS OFFER AND DO NOT TENDER YOUR AURIZON SHARES.

FOR ASSISTANCE, PLEASE CONTACT OUR INFORMATION AGENT, GEORGESON, AT TOLL FREE (NORTH AMERICA):

1-888-605-7616 OR OUTSIDE NORTH AMERICA CALL COLLECT: 1-781-575-2422 OR EMAIL: ASKUS@GEORGESON.COM.

i

significant risks.

•    The Alamos Offer is highly conditional.

•    Aurizon’s Directors and Officers do not intend to tender their Aurizon Shares to the Alamos Offer.

•    The Board of Directors is currently exploring value-maximizing alternatives.

•    The Share Purchase Agreements entered into by Alamos and certain Aurizon Shareholders immediately prior to the Alamos Offer result in unequal treatment of Aurizon Shareholders.

Alternatives to the Alamos Offer:

In response to the Alamos Offer, the Board of Directors has been working, together with Aurizon’s management and financial and legal advisors, to develop, review and evaluate a range of alternatives consistent with the Board of Directors’ focus on maximizing value to Aurizon Shareholders.

These alternatives include building upon existing value-enhancing initiatives, as well as engaging in discussion with third parties regarding strategic alternatives. Aurizon has been approached by a number of third parties who have expressed interest in exploring various alternatives, and Aurizon is currently conducting discussions with these interested parties.

While there can be no assurances an alternative to the Alamos Offer will emerge, Aurizon’s pursuit of strategic alternatives may lead to a proposal superior to the Alamos Offer. The process of evaluating strategic alternatives is being vigorously pursued and the Board of Directors will communicate further with Aurizon Shareholders on a timely basis prior to the expiry of the Alamos Offer.

Tendering Aurizon Shares to the Alamos Offer before the Board of Directors and its advisors have had an opportunity to fully explore all available alternatives to the Alamos Offer may preclude the possibility of a superior alternative transaction emerging.

Rejection of the Alamos Offer by Directors and Officers:	All of the directors and officers of Aurizon have informed Aurizon that they will reject the Alamos Offer and not tender their Aurizon Shares to the Alamos Offer.

Right to Withdraw Shares from the Alamos Offer:

If you have tendered your Aurizon Shares to the Alamos Offer, you can withdraw your Aurizon Shares. See page 9 of this Directors’ Circular for further instructions on how to withdraw your Aurizon Shares tendered to the Alamos Offer.

IF YOU HAVE NOT YET TENDERED YOUR AURIZON SHARES TO THE ALAMOS OFFER, YOU DO NOT NEED TO DO ANYTHING TO REJECT THE ALAMOS OFFER.

REJECT THE ALAMOS OFFER AND DO NOT TENDER YOUR AURIZON SHARES.

FOR ASSISTANCE, PLEASE CONTACT OUR INFORMATION AGENT, GEORGESON, AT TOLL FREE (NORTH AMERICA):

1-888-605-7616 OR OUTSIDE NORTH AMERICA CALL COLLECT: 1-781-575-2422 OR EMAIL: ASKUS@GEORGESON.COM.

QUESTIONS AND ANSWERS ABOUT THE ALAMOS OFFER

Should I accept the Alamos Offer?

Your Board of Directors UNANIMOUSLY recommends that Aurizon Shareholders REJECT the Alamos Offer and NOT TENDER their Aurizon Shares. Each of Aurizon’s directors and officers has indicated his or her intention to NOT accept the Alamos Offer.

How do I reject the Alamos Offer?

You do not need to do anything. DO NOT TENDER your Aurizon Shares.

Can I withdraw my Aurizon Shares if I have already tendered?

YES. According to the Alamos Circular (as defined below), Aurizon Shares that have been deposited to the Alamos Offer (“Deposited Shares”) may be withdrawn:

(a)	at any time before the Deposited Shares have been taken up by Alamos pursuant to the Alamos Offer;

(b)	if the Deposited Shares have not been paid for by Alamos within three business days after having been taken up;

(c)	at any time before the expiration of ten days from the date upon which either:

i.	a notice of change relating to a change that has occurred in the information contained in the Alamos Offer or the offer and take-over bid circular, dated January 14, 2013, mailed to Aurizon Shareholders (the “Alamos Circular”), as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Alamos Offer (other than a change that is not within the control of Alamos or of an affiliate of Alamos, unless it is a change in a material fact relating to the Alamos Shares), in the event that such change occurs before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Alamos Offer; or

ii.	a notice of variation concerning a variation in the terms of the Alamos Offer (other than a variation consisting solely of an increase in the consideration offered for the Aurizon Shares where the Expiry Time is not extended for more than ten days, or a variation consisting solely of a waiver of a condition of the Alamos Offer), is mailed, delivered or otherwise properly communicated to Kingsdale Shareholder Services Inc. (the “Alamos Depositary and Information Agent”) (subject to abridgement of that period pursuant to such order or orders or other forms of relief as may be granted by applicable courts or securities regulatory authorities) and only if such Deposited Shares have not been taken up by Alamos in advance of the receipt of such communication by the Alamos Depositary and Information Agent; or

(d)	at any time after 60 days from the commencement of the Alamos Offer, provided that the Deposited Shares have not been taken up by Alamos prior to the receipt by the Alamos Depositary and Information Agent of the notice of withdrawal with respect to such Deposited Shares.

REJECT THE ALAMOS OFFER AND DO NOT TENDER YOUR AURIZON SHARES.

FOR ASSISTANCE, PLEASE CONTACT OUR INFORMATION AGENT, GEORGESON, AT TOLL FREE (NORTH AMERICA):

1-888-605-7616 OR OUTSIDE NORTH AMERICA CALL COLLECT: 1-781-575-2422 OR EMAIL: ASKUS@GEORGESON.COM.

How do I withdraw my Aurizon Shares?

If you have already tendered your Aurizon Shares to the Alamos Offer, we recommend you withdraw your Aurizon Shares from the Alamos Offer. Please see page 9 of this Directors’ Circular for information on how to withdraw your Aurizon Shares. We recommend you contact your broker or dealer, or Georgeson, the Information Agent retained by Aurizon, for assistance with withdrawing your Aurizon Shares from the Alamos Offer. You can contact Georgeson using the contact information set out at the bottom of this Questions and Answers section.

Why does the Board of Directors believe that the Alamos Offer should be rejected?

The Board of Directors believes that the Alamos Offer fails to provide full value for the Aurizon Shares and is an attempt by Alamos to acquire Aurizon without offering adequate consideration to Aurizon Shareholders. The following is a summary of the principal reasons for the UNANIMOUS recommendation of the Board of Directors to Aurizon Shareholders that they REJECT the Alamos Offer and NOT TENDER their Aurizon Shares:

•	The Alamos Offer is inadequate to Aurizon Shareholders, other than Alamos.

•	The timing of the Alamos Offer is highly opportunistic and disadvantageous to Aurizon Shareholders.

•	The value of Alamos Shares is uncertain and is subject to significant risks.

•	The Alamos Offer is highly conditional.

•	Aurizon’s Directors and Officers do not intend to tender their Aurizon Shares to the Alamos Offer.

•	The Board of Directors is currently exploring value-maximizing alternatives.

•	The Share Purchase Agreements entered into by Alamos and certain Aurizon Shareholders immediately prior to the Alamos Offer result in unequal treatment of Aurizon Shareholders.

What is the Board of Directors doing in response to the Alamos Offer?

In response to the Alamos Offer, the Board of Directors established a Special Committee of its independent directors (the “Special Committee”) which has been working, together with Aurizon’s management and financial and legal advisors, to carefully review and consider the Alamos Offer as well as to develop, review and evaluate a range of alternatives consistent with the Board of Directors’ focus on maximizing value to Aurizon Shareholders. These alternatives include building upon existing value-enhancing initiatives, as well as engaging in discussions with third parties regarding strategic alternatives. Aurizon has been approached by a number of third parties who have expressed interest in exploring various alternatives, and Aurizon is currently conducting discussions with these interested parties.

Are the directors and officers of Aurizon planning to tender their Aurizon Shares to the Alamos Offer?

No. All of the directors and officers of Aurizon have indicated their intention to NOT tender their Aurizon Shares to the Alamos Offer.

Is this a “hostile” take-over bid?

Yes. In a friendly take-over, the two companies work together to come to an agreement that would enhance shareholder value. Alamos, however, initiated its offer without the support of Aurizon.

REJECT THE ALAMOS OFFER AND DO NOT TENDER YOUR AURIZON SHARES.

FOR ASSISTANCE, PLEASE CONTACT OUR INFORMATION AGENT, GEORGESON, AT TOLL FREE (NORTH AMERICA):

1-888-605-7616 OR OUTSIDE NORTH AMERICA CALL COLLECT: 1-781-575-2422 OR EMAIL: ASKUS@GEORGESON.COM.

Do I have to decide now?

No. You do not have to take any action at this time. The Alamos Offer is scheduled to expire on February 19, 2013 and is subject to a number of conditions that have not yet been satisfied. The Board of Directors of Aurizon unanimously recommends that Aurizon Shareholders NOT TENDER their Aurizon Shares unless and until a further communication is made by the Board of Directors concerning the Alamos Offer stating otherwise.

Who do I ask if I have more questions?

Your Board of Directors recommends that you read the information contained in this Directors’ Circular. Please contact Georgeson, the Information Agent retained by Aurizon, with any questions or requests for assistance that you might have:

North American Toll Free Number: 1-888-605-7616

Outside North America Call Collect: 1-781-575-2422

Email: askus@georgeson.com

REJECT THE ALAMOS OFFER AND DO NOT TENDER YOUR AURIZON SHARES.

FOR ASSISTANCE, PLEASE CONTACT OUR INFORMATION AGENT, GEORGESON, AT TOLL FREE (NORTH AMERICA):

1-888-605-7616 OR OUTSIDE NORTH AMERICA CALL COLLECT: 1-781-575-2422 OR EMAIL: ASKUS@GEORGESON.COM.

v

DIRECTORS’ CIRCULAR

This Directors’ Circular is issued by the Board of Directors (the “Board of Directors”) of Aurizon Mines Ltd. (“Aurizon” or the “Company”) in connection with the unsolicited offer (the “Alamos Offer”) made by Alamos Gold Inc. (“Alamos”) to acquire all of the issued and outstanding common shares of Aurizon (the “Aurizon Shares”), other than Aurizon Shares held directly or indirectly by Alamos and its affiliates, including Aurizon Shares that may become outstanding upon the conversion, exchange or exercise of outstanding options or other rights to acquire Aurizon Shares (“Convertible Securities”) at a price of $4.65 in cash or 0.2801 of a common share of Alamos (an “Alamos Share”) for each Aurizon Share held, at the election of the holders of Aurizon Shares (the “Aurizon Shareholders”), but subject to pro-ration as described herein and in the Alamos Offer and upon the other terms and subject to the conditions set forth in the Alamos Offer. The Alamos Offer was announced by Alamos by press release on January 14, 2013 and is described in the Alamos Offer and accompanying take-over bid circular, dated January 14, 2013, mailed to Aurizon Shareholders (the “Alamos Circular”).

All information contained in this Directors’ Circular relating to the Alamos Offer and to Alamos has been taken from or is based on publicly available documents or records of Alamos filed with Canadian provincial securities regulatory authorities, the United States Securities and Exchange Commission and other public sources. Neither the Board of Directors nor Aurizon has verified or assumes responsibility for the accuracy or completeness of such information.

All dollar amounts in this Directors’ Circular are expressed in Canadian dollars, unless otherwise indicated.

This Directors’ Circular and related materials are being sent to both registered and non-registered owners of the Aurizon Shares. If you are, like most Aurizon Shareholders, a non-registered or “beneficial” owner of Aurizon Shares (because you hold the shares through an intermediary such as a broker) and you are receiving these materials directly from the Company or its agent (instead of through an intermediary), your name and address and information about your holdings of Aurizon Shares have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding Aurizon Shares on your behalf.

FORWARD-LOOKING STATEMENTS

This Directors’ Circular, including the discussion of the reasons for the unanimous recommendation of the Board of Directors that Aurizon Shareholders reject the Alamos Offer and not tender their Aurizon Shares to the Alamos Offer, contains forward-looking information (as defined in the Securities Act (British Columbia)) and forward-looking statements (collectively, “forward-looking statements”) that are prospective in nature. These statements refer to future events and include information concerning the Alamos Offer and the business operations, prospects and financial performance of Aurizon, which are subject to certain risks, uncertainties and assumptions.

Such forward-looking statements include statements regarding the value of the Company, estimates regarding production, costs of production, capital expenditures, expected recoveries, developments and exploration at Casa Berardi in 2013 as well as future production levels from and value estimates in respect of Casa Berardi, mineral resource estimates and exploration plans and potential in respect of other Company projects, the potential for alternative transactions and the terms thereof and risks relating to Alamos’s properties. All statements other than statements of historical fact may be forward-looking statements. Generally these forward-looking statements can often, but not always, be identified by the use of forward-looking terminology such as “plans”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases, or statements that

REJECT THE ALAMOS OFFER AND DO NOT TENDER YOUR AURIZON SHARES.

FOR ASSISTANCE, PLEASE CONTACT OUR INFORMATION AGENT, GEORGESON, AT TOLL FREE (NORTH AMERICA):

1-888-605-7616 OR OUTSIDE NORTH AMERICA CALL COLLECT: 1-781-575-2422 OR EMAIL: ASKUS@GEORGESON.COM.

certain actions, events or results “may”, “could”, “would”, “should”, “might” or “will” be taken, occur or be achieved.

These forward-looking statements are based on a number of assumptions, including, but not limited to: assumptions regarding the Alamos Offer and the value of Aurizon’s assets, in particular Casa Berardi; the successful completion of new development projects, planned expansions or other projects within the timelines anticipated and at anticipated production levels; the accuracy of reserve and resource estimates, grades, mine life and cash cost estimates; whether mineral resources can be developed; interest and exchange rates; the price of gold and other metals; the strength of the economic fundamentals of gold relative to other base metals; competitive conditions in the mining industry; title to mineral properties; financing requirements; general economic conditions; the risk of changes in laws, rules and regulations applicable to Aurizon; the risks relating to Alamos’s properties; and whether or not an alternative transaction superior to the Alamos Offer may emerge. Although management of Aurizon believes that the assumptions made and the expectations represented by such statements are reasonable, there can be no assurance that a forward-looking statement herein will prove to be accurate.

Actual results and developments are likely to differ, and may differ materially, from those expressed or implied by the forward-looking statements contained in this Directors’ Circular and even if such actual results and developments are realized or substantially realized, there can be no assurance that they will have the expected consequences or effects. Factors which could cause actual results to differ materially from current expectations include, but are not limited to, the availability of any superior alternatives to present to Aurizon Shareholders, whether any such alternative can be sufficiently advanced before the expiry of the Alamos Offer, the risk that some or all of the assumptions on which forward-looking statements are based prove to be invalid including that the cost of labour, equipment or materials, including power, will increase more than expected, that development and production inputs will become less available than expected, that the price of gold will decline, that the Canadian dollar will strengthen against the U.S. dollar, that mineral reserves or mineral resources are not as estimated, that actual costs or actual results of reclamation activities are greater than expected, that actual grades or recovery rates are lower than expected, the risk of unexpected occurrences that affect rates of production, including failure or disruption to plant, process or equipment, labour unrest, unexpected variations in ore reserves, grade or recovery rates and the occurrence of accidents and the risks set forth in Aurizon’s Annual Information Form dated March 30, 2012 which is available under Aurizon’s profile on SEDAR at www.sedar.com. You should not place undue reliance on any forward-looking statements contained in this Directors’ Circular.

Aurizon specifically disclaims any obligation to reissue or update these forward-looking statements as a result of new information or events after the date hereof, except as may be required by law. All forward looking statements herein are qualified by this cautionary statement. These forward-looking statements should not be relied upon as representing Aurizon’ views as of any date subsequent to the date of this Directors’ Circular.

NOTICE TO U.S. READERS CONCERNING MINERAL RESOURCE ESTIMATES

Information in this Directors’ Circular and disclosure documents of Aurizon that are filed with Canadian securities regulatory authorities concerning mineral properties have been prepared in accordance with the requirements of securities laws in effect in Canada, which differ from the requirements of United States securities laws.

Aurizon is required to describe mineral reserves associated with its properties utilizing Canadian Institute of Mining, Metallurgy and Petroleum (“CIM”) definitions of “proven” or “probable”, which categories of reserves are recognized by Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”), but which differ from those definitions in the disclosure requirements promulgated by the United States Securities and Exchange Commission (“SEC”) and contained in Industry Guide 7. In addition, under NI 43-101 the Company is required to describe mineral resources associated with its properties utilizing CIM definitions of “measured”, “indicated” or “inferred”, which categories of resources are recognized by Canadian regulations but are not

REJECT THE ALAMOS OFFER AND DO NOT TENDER YOUR AURIZON SHARES.

FOR ASSISTANCE, PLEASE CONTACT OUR INFORMATION AGENT, GEORGESON, AT TOLL FREE (NORTH AMERICA):

1-888-605-7616 OR OUTSIDE NORTH AMERICA CALL COLLECT: 1-781-575-2422 OR EMAIL: ASKUS@GEORGESON.COM.

defined terms under Industry Guide 7 and are not permitted to be used in reports and registration statements of United States companies filed with the SEC.

Accordingly, information contained in this Directors’ Circular regarding our mineral deposits may not be comparable to similar information disclosed by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations of the SEC thereunder.

In particular, this Directors’ Circular uses the terms “measured” and “indicated” resources. U.S. readers are cautioned that while these terms are recognized and required by Canadian regulations, the SEC does not recognize them. U.S. investors are cautioned not to assume that all or any part of measured mineral resources or indicated mineral resources will ever be converted into mineral reserves.

This Directors’ Circular also uses the term “inferred” resources. U.S readers are cautioned that while this term is recognized and required by Canadian regulations, the SEC does not recognize it. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. U.S. readers are cautioned not to assume that all or any part of an inferred resource exists, or is economically or legally mineable.

RECOMMENDATION OF THE SPECIAL COMMITTEE TO THE BOARD OF DIRECTORS

After careful consideration, including a thorough review of the Alamos Offer, the Alamos Circular, the Opinion (as defined below) of CIBC World Markets Inc., as well as a thorough review of other matters, including matters discussed below, and consultation with its financial and legal advisors, the Special Committee (as defined below) has unanimously concluded that the Alamos Offer is financially inadequate and not in the best interests of Aurizon and that the Board of Directors should recommend that Aurizon Shareholders reject the Alamos Offer and not tender their Aurizon Shares to the Alamos Offer.

RECOMMENDATION OF THE BOARD OF DIRECTORS TO AURIZON SHAREHOLDERS

The Board of Directors has carefully reviewed and considered the Alamos Offer and the Alamos Circular and the report and recommendation of the Special Committee and has received the benefit of advice from its financial and legal advisors. Based upon the report of the Special Committee, the Opinion of Scotia Capital Inc. and after consultation with its financial and legal advisors, the Board of Directors unanimously recommends that Aurizon Shareholders reject the Alamos Offer and not tender their Aurizon Shares to the Alamos Offer.

Aurizon Shareholders who have tendered their Aurizon Shares to the Alamos Offer can withdraw them at any time until Alamos takes up and pays for their Aurizon Shares. Alamos has provided instructions on how to submit a Notice of Withdrawal under Section 8 of the Alamos Circular under the heading “Withdrawal of Deposited Common Shares” beginning on page 14 of the Alamos Circular. For assistance with withdrawing your Aurizon Shares, contact your broker or Georgeson, the Information Agent retained by Aurizon:

North American Toll Free Number: 1-888-605-7616

Outside North America Call Collect: 1-781-575-2422

Email: askus@georgeson.com

REJECT THE ALAMOS OFFER AND DO NOT TENDER YOUR AURIZON SHARES.

FOR ASSISTANCE, PLEASE CONTACT OUR INFORMATION AGENT, GEORGESON, AT TOLL FREE (NORTH AMERICA):

1-888-605-7616 OR OUTSIDE NORTH AMERICA CALL COLLECT: 1-781-575-2422 OR EMAIL: ASKUS@GEORGESON.COM.

The Board of Directors unanimously recommends that Aurizon Shareholders REJECT the

Alamos Offer and NOT TENDER their Aurizon Shares to the Alamos Offer.

Any Aurizon Shareholder who has already tendered Aurizon Shares under the Alamos Offer should WITHDRAW those Aurizon Shares.

NO NEED FOR IMMEDIATE ACTION

There is no need for Aurizon Shareholders to do anything immediately. The

Alamos Offer is currently open until February 19, 2013. Aurizon’s Board of

Directors intends to communicate further with Aurizon Shareholders on a timely basis prior to the expiry of the Alamos Offer

If you have already tendered Aurizon Shares to the Alamos Offer, the Board of

Directors recommends that you WITHDRAW them as described on page 9 of this Directors’ Circular.

REJECT THE ALAMOS OFFER AND DO NOT TENDER YOUR AURIZON SHARES.

FOR ASSISTANCE, PLEASE CONTACT OUR INFORMATION AGENT, GEORGESON, AT TOLL FREE (NORTH AMERICA):

1-888-605-7616 OR OUTSIDE NORTH AMERICA CALL COLLECT: 1-781-575-2422 OR EMAIL: ASKUS@GEORGESON.COM.

REASONS FOR REJECTION

After careful consideration, the Board of Directors has UNANIMOUSLY concluded that the Alamos Offer is not adequate from a financial point of view and not in the best interests of Aurizon. Before arriving at its decision, the Board of Directors appointed a special committee of independent Directors to review and evaluate the Alamos Offer (the “Special Committee”). See also “Aurizon’s Response to the Alamos Offer – Establishment of Special Committee and Board of Directors Meetings”. After thorough consideration of all aspects of the Alamos Offer, the Alamos Circular, the Opinion of CIBC World Markets Inc. as well as the factors included in this Directors’ Circular and after consulting with its financial and legal advisors, the Special Committee has UNANIMOUSLY concluded that the Alamos Offer is inadequate from a financial point of view and not in the best interests of Aurizon. The following is a summary of the principal reasons for the Board of Directors’ and Special Committee’s UNANIMOUS recommendation that Aurizon Shareholders REJECT the Alamos Offer and NOT TENDER their Aurizon Shares to the Alamos Offer.

1.	The Alamos Offer is inadequate to Aurizon Shareholders, other than Alamos and its affiliates.

The Alamos Offer is inadequate from a financial point of view to Aurizon Shareholders, other than Alamos, and does not reflect a sufficient premium for control of Aurizon.

a)	The value of the Alamos Offer is less than $4.65 per Aurizon Share;

•	The Alamos Offer, based on the closing price of Alamos on the TSX on January 22, 2013, represented a value of $4.55 per Aurizon Share assuming full pro-ration of the Alamos Offer consideration, a 4.1% DISCOUNT to the closing price of Aurizon’s Shares on the TSX on the same day and a 21% DISCOUNT to the 52-week high share price of Aurizon;

b)	The 40% premium announced by Alamos was based on the $4.65 Alamos Offer and the closing price of the Aurizon Shares on January 9, 2013 and portrayed the Alamos Offer in the best possible terms;

•	This premium under the Alamos Offer has never been available to Aurizon Shareholders, based on the implied offer value, since the Alamos Offer announcement was made;

•	Based on the current Alamos Offer value of $4.55 per Aurizon Share, the effective premium to Aurizon Shareholders has eroded 4% relative to the closing price of the Aurizon Shares on January 11, 2013, the last trading day before the Alamos Offer announcement was made;

c)	Alamos is seeking to acquire control of Aurizon without paying an adequate premium for that control. The premium represented by the Alamos Offer is inadequate and materially below premiums paid in other relevant unsolicited metals and mining transactions, which have averaged 56% since the year 2006 on completed transactions;

d)	the Alamos Offer fails to reflect the full value of Aurizon’s assets;

•	Casa Berardi is located in the world-class Abitibi camp, with a strong exploration and resource conversion track record that has exceeded the initial resource discovery throughout the years;

REJECT THE ALAMOS OFFER AND DO NOT TENDER YOUR AURIZON SHARES.

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•	Alamos management has indicated publically that they have ascribed little to no value to the Joanna Hosco Pit Project, Hosco West Extension or Heva properties that currently host mineral reserves and resources as previously disclosed. Based on research analyst net asset value (“NAV”) consensus estimates, Joanna and other exploration assets total $195 million;

•	No value is given to the non-refractory resource at Heva which is expected to contribute to the overall attractiveness of Joanna. Heva in pit resource update to be completed in the first half of 2013 incorporating the 53,234 meters of drilling completed in 2012;

•	Work to date on Aurizon’s properties has identified numerous targets at the nearby Fayolle deposit which are located close to Heva;

•	Research analysts have a consensus NAV for Casa Berardi of $600 million and a total mining assets NAV, including Casa Berardi, of $795 million or $4.83 per Aurizon Share. This is in addition to Aurizon’s $204 million cash and equivalents balance as at December 31, 2012 ($1.24 per Aurizon Share). The sum of the parts far exceed the Alamos Offer;

•	The consensus research analyst target price pre-announcement was $5.41. The current analyst consensus analyst target price is $5.63 with a range of $4.65 to $6.50 as of January 21, 2013;

e)	The Alamos Offer is below market precedent takeover multiples;

•	The Alamos Offer represents a 0.9x Price to NAV (“P/NAV”) multiple (based on research analyst consensus NAV) which is below the average P/NAV multiples paid in other relevant metals and mining transactions, since 2010 on completed transactions;

•	The Alamos Offer represents a $78 per ounce multiple (based on the implied transaction value of the Alamos Offer adjusted for net cash received and Aurizon’s current total measured, indicated, and inferred resources) which is below the average multiples paid in other relevant metals and mining transactions, which have averaged approximately $145 per ounce since 2010 on completed transactions;

f)	Scotia Capital Inc. and CIBC World Markets Inc. have each delivered a written opinion to the Board of Directors and Special Committee, respectively, that as of January 22, 2013, and based upon and subject to the assumptions, limitations and qualifications set forth therein, the consideration offered under the Alamos Offer for the Aurizon Shares is inadequate from a financial point of view to the Aurizon Shareholders, other than Alamos and its affiliates. Copies of the opinions of Scotia Capital Inc. and CIBC World Markets Inc. are attached to this Directors’ Circular as Appendices “A” and “B”, respectively. See also “Opinions of Financial Advisors”. The opinions were provided for the information and assistance of the Board of Directors and the Special Committee in connection with their consideration of the Alamos Offer. The opinions do not constitute a recommendation to Aurizon Shareholders as to whether they should tender their Aurizon Shares to the Alamos Offer. The Board of Directors recommends that you read each opinion carefully and in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations and qualifications on the reviews undertaken.

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2.	The timing of the Alamos Offer is highly opportunistic and disadvantageous to Aurizon Shareholders.

The timing of the Alamos Offer takes advantage of a depressed Aurizon Share price following the announcement on November 8, 2012 of Aurizon’s third quarter 2012 financial results and revised guidance for 2012.

a)	The Alamos Offer was made at a time when the Aurizon Shares were trading near 52 week low share price levels, and at their lowest level since December 2008;

b)	The day prior to the release of Aurizon’s third quarter 2012 financial results, Aurizon’s Shares traded above the Alamos Offer price;

c)	Casa Berardi is currently undergoing a transition phase in its mine plan, and therefore the recent operating results from Casa Berardi are not reflective of its ordinary operations and track record while the longer term prospects for Aurizon remain unchanged;

d)	Aurizon Shareholders would own a maximum of approximately 16% of the combined company, thus significantly decreasing their exposure to Aurizon’s assets;

e)	Aurizon would be contributing proportionately more than Alamos to the combined company in terms of 2013 forecast gold production, gold reserves and gold resources on a much lower risk profile than the Alamos assets as described herein; and

f)	The fact that Alamos never contacted Aurizon’s management or board prior to making the Alamos Offer clearly demonstrates that it is opportunistic. For the 17 months that Chief Executive Officer George Paspalas has been with Aurizon, Alamos management has never contacted him.

3.	The value of Alamos shares is uncertain and is subject to significant risks.

a)	Increased geopolitical risk – Aurizon’s assets and expected growth are located in Canada, a geopolitically stable, investment-grade rated country. Alamos’ asset portfolio is comprised of an operating mine in Mexico and a development project in Turkey;

b)	Increased development risk – Alamos’ growth is primarily focused in Turkey. Alamos shares are subject to potentially significant project development risks, project financing risks and permitting risks, among others. Based on research analyst consensus valuations, Alamos’ assets in Turkey represent approximately 43% of Alamos’ total mining assets NAV;

c)	Additional risk of shareholder dilution – There is also a risk of further ownership dilution through future potential equity issuances to fund project development or future acquisitions. In particular, the cash on the Aurizon balance sheet, which is currently available for capital expenditures at Aurizon’s mines, would effectively be used by Alamos to fund this acquisition;

d)	Lack of Information – Alamos has not provided Aurizon with an opportunity to conduct the due diligence on Alamos that is necessary to fully assess the value of the Alamos Offer. There are a number of concerns that need to be investigated; and

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e)	Lack of Certainty – Because the exchange ratio will not be adjusted to reflect any changes in the market value of Alamos Shares, the market values of the Alamos Shares and the Aurizon Shares at the time of the take up of the Aurizon Shares under the Alamos Offer may vary significantly from the values as at the date of the Alamos Offer or the date that Aurizon Shareholders tender their Aurizon Shares.

4.	The Alamos Offer is highly conditional.

If satisfied by Aurizon, certain of the conditions could restrict the Board of Directors’ ability to consider and assess value maximizing alternatives to the Alamos Offer. Furthermore, the conditions to the Alamos Offer give Alamos broad discretion to discontinue the bid as such conditions must be satisfied or waived by Alamos prior to it being obligated to take and pay for any Aurizon Shares deposited under the Alamos Offer. Aurizon Shareholders are not being adequately compensated for participation in a highly conditional offer.

5.	Aurizon’s Directors and Officers do not intend to tender their Aurizon Shares to the Alamos Offer.

All of the directors and officers of Aurizon intend to reject the Alamos Offer. As of January 21, 2013, directors and officers held or exercised control over 9,728,505 Aurizon Shares and options, representing approximately 5.6% of the issued and outstanding Aurizon Shares on a fully-diluted basis on such date.

6.	The Board of Directors is currently exploring value-maximizing alternatives.

In response to the Alamos Offer, the Board of Directors has been working, together with Aurizon management and financial and legal advisors, to develop, review and evaluate a range of alternatives consistent with the Board of Directors’ focus on maximizing value to Aurizon Shareholders. These alternatives include building upon existing value-enhancing initiatives, as well as engaging in discussion with third parties regarding strategic alternatives.

Tendering Aurizon Shares to the Alamos Offer before the Board of Directors and its advisors have had an opportunity to fully explore all available alternatives to the Alamos Offer may preclude the possibility of a superior alternative transaction emerging.

As the Board of Directors continues to develop, review and explore existing initiatives and strategic alternatives, Aurizon will continue to maintain its focus on the vigorous execution of its successful core strategy. While there can be no assurances, Aurizon’s pursuit of strategic alternatives may lead to a proposal superior to the Alamos Offer that maximizes shareholder value.

7.	The Share Purchase Agreements entered into by Alamos and certain Aurizon Shareholders immediately prior to the Offer result in unequal treatment of shareholders.

All Aurizon Shareholders should be entitled to be treated fairly and in the same manner.

The Board has serious concerns about unequal treatment of Aurizon Shareholders as a result of Alamos having entered into the Share Purchase Agreements with certain shareholders of Aurizon immediately prior to the commencement of the Alamos Offer. The Board of Directors believes the provisions of the Share Purchase Agreements may violate applicable Canadian securities laws relating to equal or identical consideration being provided to all Aurizon Shareholders and the prohibition against collateral agreements providing a shareholder of a company with consideration of greater value than that offered to other shareholders. See also “Aurizon’s Response to Alamos Offer-Consideration of Share Purchase Agreements”.

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The foregoing summary of the information and factors considered by the Special Committee and the Board of Directors is not intended to be an exhaustive list of the factors considered by the Special Committee and the Board of Directors in reaching their conclusion and making their recommendations, but includes the material information, factors and analysis considered by the Special Committee and the Board of Directors. The members of the Board of Directors, and the Special Committee members, evaluated the various factors summarized above in light of their own knowledge of the business, financial condition and prospects of Aurizon, and based upon the advice of Aurizon’s financial and legal advisors. In view of the numerous factors considered in connection with their evaluation of the Alamos Offer, the Special Committee and the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to specific factors in reaching its conclusion and recommendation. In addition, individual members of the Special Committee and the Board of Directors may have given different weight to different factors. The conclusion and unanimous recommendation of the Special Committee and the Board of Directors were made after considering all of the information and factors involved. Aurizon Shareholders should consider the terms of the Alamos Offer carefully and should come to their own decision as to whether to accept or reject the Alamos Offer.

CONCLUSION AND RECOMMENDATION

For the reasons outlined above, the Board of Directors believes that the Alamos Offer fails to provide full value for the Aurizon Shares and is an attempt by Alamos to acquire Aurizon without offering adequate consideration to Aurizon Shareholders.

The Board of Directors UNANIMOUSLY recommends that Aurizon Shareholders REJECT the Alamos Offer and NOT TENDER their Aurizon Shares to the Alamos Offer.

HOW TO WITHDRAW DEPOSITED SHARES

Aurizon Shareholders who have tendered Aurizon Shares to the Alamos Offer (“Deposited Shares”) and who wish to obtain assistance in withdrawing their Aurizon Shares are urged to contact their broker or Georgeson, our Information Agent, Toll Free (North America): 1-888-605-7616 Outside North America Call Collect: 1-781-575-2422 or Email: askus@georgeson.com.

The process for withdrawing Aurizon Shares from the Alamos Offer (according to the Alamos Offer) is summarized as follows:

1.	Withdrawals of Deposited Shares must be effected by notice of withdrawal made by or on behalf of the depositing Aurizon Shareholder and must be actually received by Kingsdale Shareholder Services Inc. (the “Alamos Depositary and Information Agent”) at the place of deposit before such Deposited Shares are taken up and paid for.

Notice of withdrawal: (a) must be made by a method, including facsimile transmission, that provides the Alamos Depositary and Information Agent with a written or printed copy, (b) must be signed by or on behalf of the person who signed the Letter of Transmittal (or Notice of Guaranteed Delivery) (each as defined in the Alamos Circular) accompanying the Deposited Shares that are to be withdrawn, (c) must specify such person’s name, the number of Deposited Shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the Deposited Shares to be withdrawn, and (d) must be actually received by the Alamos Depositary and Information Agent at the place of deposit of the applicable Deposited Shares (or Notice of Guaranteed Delivery in respect thereof). Any signature in a notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Alamos Circular) in the same manner as in a Letter of Transmittal (as described in the instructions and

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rules set out therein), except in the case of Aurizon Shares deposited for the account of an Eligible Institution.

2.	Alternatively, if Aurizon Shares have been deposited pursuant to the procedures for book-entry transfer, as set out under Section 3 of the Alamos Circular, “Manner of Acceptance — Acceptance by Book-Entry Transfer”, any notice of withdrawal must specify the name and number of the account at CDS Clearing and Depository Services Inc., or its nominee, which at the date hereof is CDS & Co. (“CDS”) or The Depository Trust Company or its nominee, which at the date hereof is Cede & Co. (“DTC”), as applicable, to be credited with the withdrawn Aurizon Shares and otherwise comply with the procedures of CDS or DTC, as applicable.

3.	All questions as to the validity (including, without limitation, timely receipt) and form of notices of withdrawal will be determined by Alamos in its sole discretion, and such determination will be final and binding.

4.	There will be no obligation on the Alamos Depositary and Information Agent, Alamos or any other person to provide notice of any defect or irregularity in any notice of withdrawal and no such person will incur any liability for failure to give such notice.

BACKGROUND TO THE ALAMOS OFFER

In September 2008, Mr. David P. Hall, then President and Chief Executive Officer of Aurizon, had a telephone conversation with Mr. John A. McCluskey, President and Chief Executive Officer of Alamos, during which they discussed the possibility of a transaction between Aurizon and Alamos and agreed to enter into reciprocal confidentiality agreements and have reciprocal site visits of Aurizon’s Casa Berardi Mine and Alamos’ Mulatos Mine.

On September 30, 2008, Mr. Charles Tarnocai, Vice President Corporate Development of Alamos, sent Mr. Hall an email requesting a conversation and on October 2, 2008, Mr. Hall had a telephone conversation with Mr. Tarnocai in which they discussed the form of proposed confidentiality agreement.

On October 22, 2008, Mr. Hall received from Alamos a form of confidentiality agreement for review.

On October 24, 2008, Mr. Hall received from Mr. Tarnocai a request for a site visit of the Casa Berardi Mine by Mr. Tarnocai, Mr. McCluskey and Alamos’ Chief Operating Officer during the following week. Mr. Hall responded by email that, due to prior commitments, a more convenient time for a site visit would be later in November 2008 and that Aurizon would provide comments on the draft confidentiality agreement the following week. Mr. Tarnocai thanked Mr. Hall for the update and indicated that he would contact him in a week or so.

On October 28, 2008, Mr. Hall forwarded to Mr. Tarnocai a draft reciprocal confidentiality agreement for review and on October 30, 2008, and after the addition of a mutually acceptable area of interest provision, the form of confidentiality agreement was agreed upon.

On November 6, 2008, Aurizon and Alamos entered into a mutual confidentiality agreement, which included standstill provisions and an area of interest clause.

No site visits were arranged for the Casa Berardi Mine or the Mulatos Mine by either Aurizon or Alamos and neither party provided nor, to Aurizon’s knowledge, requested any confidential information.

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The confidentiality agreement expired in November 2009, and not in November 2010 as stated in the Alamos Circular.

On August 15, 2011, Mr. George Paspalas was appointed as the President and Chief Executive Officer of Aurizon.

In late August 2011, Mr. Hall received a telephone call from Mr. McCluskey who indicated that he was concerned about receiving a hostile bid for Alamos in the wake of recent take-over activity and that a combined company of Alamos and Aurizon would be in a better position to mitigate that risk. Mr. Hall indicated to Mr. McCluskey that Aurizon did not believe the time was right for a business combination as Aurizon had just appointed a new Chief Executive Officer and was focusing on various internal growth initiatives, but would further consider Mr. McCluskey’s proposed approach and respond.

On September 1, 2011, Mr. Hall sent an email to Mr. McCluskey confirming that Aurizon did not wish to pursue a business combination at that time.

Later on September 1, 2011, Mr. McCluskey sent an email to Mr. Hall outlining vulnerabilities associated with not being an intermediate sized gold producer.

On September 13, 2012, Aurizon entered into an agreement with Scotia Capital Inc., pursuant to which Scotia Capital Inc. agreed to act as exclusive financial advisor to Aurizon in respect to a defense advisory mandate.

On January 10, January 11 and January 13, 2013, Alamos entered into the Share Purchase Agreements (as defined below) with the Vendors (as defined below) for the purchase by Alamos of their respective shareholdings in Aurizon. In aggregate, Alamos acquired 23,507,283 Aurizon Shares through the Share Purchase Agreements, representing approximately 14.3% of the issued and outstanding Aurizon Shares (13.4% of the issued and outstanding Aurizon Shares on a fully diluted basis). As at the date of the Alamos Offer, Alamos owned 26,507,283 Aurizon Shares, representing over 16% of the issued and outstanding Aurizon Shares.

On the evening of Sunday, January 13, 2013, Alamos delivered to Aurizon a letter to the attention of Mr. Hall and Mr. Paspalas stating that Alamos would be making the Alamos Offer at 6:00 a.m. Eastern Time the following morning. This was the first time Alamos had contacted Mr. Hall or Aurizon since September 2011, and the first time Alamos had contacted Mr. Paspalas since he became Aurizon’s President and Chief Executive Officer in August 2011.

The intention to make the Alamos Offer was announced by Alamos by way of press release prior to the opening of the Toronto Stock Exchange (“TSX”) on January 14, 2013.

AURIZON’S RESPONSE TO THE ALAMOS OFFER

Establishment of Special Committee and Board of Directors Meetings

On January 14, 2013, Aurizon issued a press release noting Alamos’ announcement of the Alamos Offer and that Aurizon was in the process of reviewing and evaluating the Alamos Offer and expected that a special committee of the Board of Directors would be appointed.

On January 15, 2013, the Board of Directors appointed the Special Committee with a mandate that included the review and evaluation of the Alamos Offer. The Special Committee is comprised of George Brack (Chairman), Sargent Berner, Louis Dionne and Andre Falzon. The Special Committee met on January 15, 2013 to review the Alamos Offer and to discuss procedural matters. On January 18, 2013, the Company issued a news

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release announcing that it had appointed Scotia Capital Inc. as financial advisor and DuMoulin Black LLP and Blake, Cassels & Graydon LLP as legal counsel to assist in responding to the Alamos Offer. The Company also announced that it had appointed the Special Committee, the Special Committee had appointed CIBC World Markets Inc. as its financial advisor and Blake, Cassels & Graydon LLP is also providing advice to the Special Committee. The Company has also appointed Paul, Weiss, Rifkind, Wharton & Garrison LLP as United States legal counsel in connection with the Alamos Offer.

On January 20, 2013, the Special Committee met to receive presentations from its legal and financial advisors regarding the discharge by the Special Committee of its duties in respect of the Alamos Offer.

On January 22, 2013, the Special Committee met and after careful consideration, including a thorough review of the Alamos Offer, the Alamos Circular, and after receiving the verbal opinion of CIBC World Markets Inc. as to the financial inadequacy of the Alamos Offer, as well as a thorough review of other matters, including matters discussed elsewhere in this Directors’ Circular, and taking into account the best interests of Aurizon and the impact on Aurizon’s stakeholders, and consultation with its financial and legal advisors, the Special Committee unanimously concluded that the Alamos Offer is not adequate from a financial point of view and not in the best interests of Aurizon, and that the Board of Directors should recommend that Aurizon Shareholders reject the Alamos Offer and not tender their Aurizon Shares to the Alamos Offer.

On January 22, 2013, the Board of Directors met and after careful consideration, including a thorough review of the Alamos Offer, the Alamos Circular, and after receiving the recommendation of the Special Committee and the verbal opinion of Scotia Capital Inc. as to the financial inadequacy of the Alamos Offer, as well as a thorough review of other matters, including Aurizon’s continuing pursuit of strategic alternatives and other matters discussed elsewhere in this Directors’ Circular, and taking into account the best interests of Aurizon and the impact on Aurizon’s stakeholders, and consultation with its financial and legal advisors, the Board of Directors unanimously determined that the Alamos Offer is not adequate from a financial point of view and is not in the best interests of Aurizon, and to recommend that Aurizon Shareholders reject the Alamos Offer and not tender their Aurizon Shares to the Alamos Offer. In addition at the same Board meeting, the Board of Directors adopted a shareholder rights plan. See “Shareholders Rights Plan”.

Consideration of Share Purchase Agreements

According to the Alamos Circular, on January 10, 11 and 13, 2013, Alamos entered into share purchase agreements (the “Share Purchase Agreements”) with certain current and former Aurizon Shareholders (each, a “Vendor”), pursuant to which each Vendor, as investment manager having investment authority over accounts (“Accounts”) that hold Aurizon Shares (the “Subject Shares”), agreed, on behalf of the Accounts, to sell, transfer and assign, and Alamos agreed to purchase, all of each Vendor’s right, title and interest in and to the Subject Shares.

The purchase price (the “Pre-Bid Purchase Price”) payable by Alamos to each Vendor, on behalf of the Accounts, for the Subject Shares was $4.65 per Aurizon Share, subject to a potential Adjustment Payment (defined below). The Pre-Bid Purchase Price was satisfied by the delivery of Alamos Shares (the “Consideration Shares”), at an exchange ratio of 0.2801 of a Consideration Share for each Subject Share.

The Share Purchase Agreements do not provide for the Vendors to elect to receive cash for their Aurizon Shares and the Vendors received Alamos Shares in exchange for their Aurizon Shares.

Pursuant to each Vendor’s Share Purchase Agreement, Alamos agreed that, if at any time in the 12-month period following the date of the Share Purchase Agreement any person or persons acting jointly or in concert

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acquires all or substantially all of the assets of Aurizon and its subsidiaries or acquires all of the Aurizon Shares (a “Price Protection Transaction”), it would pay to each Vendor the Adjustment Payment.

The “Adjustment Payment” will be equal to:

(i)	if Alamos or any of its affiliates or any person acting jointly or in concert with Alamos completes a Price Protection Transaction, an additional amount on account of each Subject Share equal to the amount by which the consideration received by the holders of the Aurizon Shares pursuant to the Price Protection Transaction (the “Transaction Consideration”) exceeds the greater of Cdn$4.65 per Aurizon Share and 0.2801 Consideration Share, and

(ii)	if any other person or entity completes a Price Protection Transaction, an additional amount on account of each Subject Share that is equal to 85% (or 100% with respect to one Vendor) of the difference between the amount by which the Transaction Consideration exceeds the greater of Cdn$4.65 per Aurizon Share and 0.2801 Consideration Share.

In addition, in connection with each Vendor’s Consideration Shares, pursuant to the Share Purchase Agreements, Alamos agreed (i) to prepare and file within 15 days of the closing of each Share Purchase Agreement in one or more Canadian jurisdictions a preliminary prospectus and such other related documents as may be reasonably necessary to be filed in connection with such preliminary prospectus; (ii) as soon as possible after any comments of the applicable securities commissions have been satisfied with respect thereto, to prepare and file a final prospectus; (iii) to use commercially reasonable efforts to cause a receipt to be issued for such final prospectus as soon as possible; and (iv) to take all other steps and proceedings that may be reasonably necessary in order to permit the qualification of the Consideration Shares for distribution by registrants who comply with the relevant provisions of applicable Canadian securities laws.

The Alamos Circular does not explain why the Share Purchase Agreements are not prohibited by applicable Canadian securities laws, as required by applicable Canadian securities laws.

The Board of Directors believes the provisions of the Share Purchase Agreements may violate applicable Canadian securities laws relating to equal or identical consideration being provided to all Aurizon Shareholders and the prohibition against collateral agreements providing a shareholder of Aurizon with consideration of greater value than that offered to the other Aurizon Shareholders.

OPINIONS OF FINANCIAL ADVISORS

Scotia Capital Inc. and CIBC World Markets Inc. (collectively, the “Financial Advisors”) were retained to render financial advisory services to the Board of Directors and the Special Committee, respectively, in connection with their respective analyses and consideration of, and response to, the Alamos Offer. Each of Scotia Capital Inc. and CIBC World Markets Inc. has delivered a written opinion (each, an “Opinion”) concluding that, on the basis of the assumptions, limitations and qualifications set forth in the opinion delivered by each of them, as of the date thereof, the consideration offered under the Alamos Offer is inadequate, from a financial point of view, to Aurizon Shareholders other than Alamos and its affiliates.

The content of the Opinions was one of a number of factors taken into consideration by the Special Committee and the Board of Directors in making their unanimous determination that the Alamos Offer is inadequate and is not in the best interests of Aurizon, nor fair to Aurizon Shareholders (other than Alamos), and to recommend that Shareholders reject the Alamos Offer.

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The full text of the Opinions is attached as Appendices “A” and “B” to this Directors’ Circular. The summaries of the Opinions in this Directors’ Circular are qualified in their entirety by reference to the full text of the Opinions. You are urged to read each of the Opinions carefully and in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken. The Opinions address only the adequacy of the consideration offered under the Alamos Offer from a financial point of view to Aurizon Shareholders. The Opinions do not constitute a recommendation to Aurizon Shareholders as to whether they should tender their Aurizon Shares to the Alamos Offer.

OWNERSHIP OF SECURITIES OF AURIZON

The authorized share capital of the Company consists of an unlimited number of common shares without par value and an unlimited number of preferred shares without par value issuable in series, of which a maximum of 8,050,000 Series “A” convertible preferred shares and 1,135,050 Series “B” convertible preferred shares may be issued. As at January 20, 2013, there were a total of 164,562,827 common shares and no preferred shares of the Company issued and outstanding.

Aurizon Shares are listed and posted for trading on the TSX under the symbol “ARZ” and on the NYSE MKT under the symbol “AZK”. On January 22, 2013, the closing price of Aurizon Shares on the TSX and the NYSE MKT was $4.74 and US$4.75 respectively, and between January 14, 2013, the date of announcement of the Alamos Offer, and January 22, 2013, 70,843,963 Aurizon Shares have traded on all exchanges in Canada and the United States at a VWAP of $4.58 in Canada and US$4.65 in the United States, per Aurizon Share.

Aurizon has a deferred compensation plan (the “DSU Plan”) pursuant to which deferred share units (“DSUs”) are granted to Aurizon’s non-executive directors and a restricted share unit plan (the “RSU Plan”) pursuant to which restricted share units (“RSUs”) are granted to its employees. The grant of DSUs and RSUs does not entitle the director or employee to any Aurizon Shares or to exercise any voting rights or other rights attaching to the ownership of Aurizon Shares. The DSU Plan and the RSU Plan are described further under the heading “Arrangements Between Aurizon and its Directors and Officers” below.

The following table sets forth the names of the directors and officers of Aurizon, the positions held by each of them with Aurizon and the number of Aurizon Shares and options to acquire Aurizon Shares, as well as the percentage of outstanding Aurizon Shares and options, in each case beneficially owned, directly or indirectly, or over which control or direction is exercised by each such person and, where known after reasonable enquiry, by their respective associates or affiliates.

Name	Position with Aurizon	Aurizon Shares(1)	% of Aurizon Shares Outstanding	Options to Acquire Aurizon Shares	% of Options Outstanding
David P. Hall	Chairman	990,342	0.60	894,000	8.51

Brian S. Moorhouse	Lead Director	213,935	0.13	447,000	4.26

Sargent Berner	Director, Chairman of Corporate Governance & Nominating Committee	346,000	0.21	447,000	4.26

George Brack	Director, Chairman of Compensation and Human Resources Committee, Chairman of Special Committee	20,000	0.01	287,000	2.73

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FOR ASSISTANCE, PLEASE CONTACT OUR INFORMATION AGENT, GEORGESON, AT TOLL FREE (NORTH AMERICA):

1-888-605-7616 OR OUTSIDE NORTH AMERICA CALL COLLECT: 1-781-575-2422 OR EMAIL: ASKUS@GEORGESON.COM.

Name	Position with Aurizon	Aurizon Shares(1)	% of Aurizon Shares Outstanding	Options to Acquire Aurizon Shares	% of Options Outstanding
Louis Dionne	Director, Chairman of Sustainability Committee	12,000	0.01	347,000	3.30

Andre Falzon	Director, Chairman of Audit Committee	15,000	0.01	412,000	3.92

Richard Faucher	Director	16,300	0.01	337,000	3.21

Diane Francis	Director	12,000	0.01	347,000	3.30

George Paspalas	President & CEO	15,000	0.01	1,068,000	10.17

Ian S. Walton	Executive Vice-President & Chief Financial Officer	120,350	0.07	884,000	8.42

Martin Bergeron	Vice-President, Operations	Nil	Nil	784,000	7.47

Julie A.S. Kemp	Corporate Secretary	32,600	0.02	327,250	3.12

Christian Bourcier	General Manager, Casa Berardi Mine	2,000	0.001	336,250	3.20

Jean-Pierre Landry	General Manager, Projects and Construction	Nil	Nil	143,000	1.36

Ghislain Fournier	General Manager, Technical Services	7,890	0.005	228,000	2.17

Gilles Brousseau	General Manager, Corporate Development	13,948	0.01	121,750	1.16

Martin Demers	General Manager, Exploration	7,890	0.005	258,000	2.46

Christophe McLean	Corporate Controller	2,000	0.001	233,000	2.22

TOTAL		1,827,255	1.112	7,901,250	75.25

(1)

The information as to Aurizon Shares beneficially owned, directly or indirectly, or over which control or direction is exercised not being within the knowledge of Aurizon, has been furnished by the directors and officers.

The following table sets forth the names of the directors of Aurizon who have been granted DSUs under Aurizon’s DSU Plan, the positions held by each of them with Aurizon and the number of DSUs held.

Name	Position with Aurizon	DSUs	% of DSUs Outstanding
David P. Hall	Chairman	38,797	14.89

Brian S. Moorhouse	Lead Director	31,669	12.16

Sargent Berner	Director, Chairman of Corporate Governance & Nominating Committee	31,669	12.16

George Brack	Director, Chairman of Compensation and Human Resources Committee, Chairman of Special Committee	31,669	12.16

Louis Dionne	Director, Chairman of Sustainability Committee	31,669	12.16

REJECT THE ALAMOS OFFER AND DO NOT TENDER YOUR AURIZON SHARES.

FOR ASSISTANCE, PLEASE CONTACT OUR INFORMATION AGENT, GEORGESON, AT TOLL FREE (NORTH AMERICA):

1-888-605-7616 OR OUTSIDE NORTH AMERICA CALL COLLECT: 1-781-575-2422 OR EMAIL: ASKUS@GEORGESON.COM.

Name	Position with Aurizon	DSUs	% of DSUs Outstanding
Andre Falzon	Director, Chairman of Audit Committee	31,669	12.16
Richard Faucher	Director	31,669	12.16
Diane Francis	Director	31,669	12.16

TOTAL:		260,480	100

The following table sets forth the names of the directors and officers of Aurizon who have been granted RSUs under Aurizon’s RSU Plan, the positions held by each of them with Aurizon and the number of RSUs held.

Name	Position with Aurizon	RSUs	% of RSUs Outstanding
George Paspalas	President & CEO	37,677	15.1

Ian S. Walton	Executive Vice-President & Chief Financial Officer	24,882	10.0

Martin Bergeron	Vice-President, Operations	24,882	10.0

Julie Kemp	Corporate Secretary	12,795	5.1

Christian Bourcier	General Manager, Casa Berardi Mine	11,091	4.5

Jean-Pierre Landry	General Manager, Projects and Construction	7,890	3.2

Ghislain Fournier	General Manager, Technical Services	7,890	3.2

Gilles Brousseau	General Manager, Corporate Development	3,198	1.3

Martin Demers	General Manager, Exploration	7,890	3.2

Christophe McLean	Corporate Controller	7,821	3.1

TOTAL:		146,016	58.6

INTENTIONS OF DIRECTORS AND OFFICERS

Aurizon has made reasonable enquiries of each director and officer and their respective associates and affiliates and they have all indicated their unanimous current intention to REJECT the Alamos Offer and NOT TENDER their respective Aurizon Shares to the Alamos Offer.

PRINCIPAL SHAREHOLDERS

To the knowledge of the directors and executive officers of Aurizon, no person beneficially owns, directly or indirectly, or controls or directs shares carrying 10% or more of the voting rights attached to the Aurizon Shares except as listed below:

REJECT THE ALAMOS OFFER AND DO NOT TENDER YOUR AURIZON SHARES.

FOR ASSISTANCE, PLEASE CONTACT OUR INFORMATION AGENT, GEORGESON, AT TOLL FREE (NORTH AMERICA):

1-888-605-7616 OR OUTSIDE NORTH AMERICA CALL COLLECT: 1-781-575-2422 OR EMAIL: ASKUS@GEORGESON.COM.

Name	No. of Shares Beneficially Owned, Controlled or Directed, Directly or Indirectly	Percentage of Outstanding Shares
Alamos	26,507,283	16%

TRADING IN SECURITIES OF AURIZON

None of Aurizon nor any director or officer of Aurizon or, to the knowledge of the directors and officers of Aurizon after reasonable enquiry, their respective associates or affiliates or other insiders of Aurizon or any person acting jointly or in concert with Aurizon, has traded in Aurizon Shares during the six-month period preceding the date hereof, except as indicated below or as listed below under the heading “Issuances of Securities of Aurizon”.

Name	Date of Trade	Nature of Trade	Number of Aurizon Shares Traded	Price per Aurizon Share ($)
Ian S. Walton	13-Sep-12	Exercise of Options	20,000	3.74
	13-Sep-12	Sale in Public Market	20,000	4.74
	12-Nov-12	Exercise of Options	30,000	3.74
	12-Nov-12	Sale in Public Market	30,000	4.01
Julie A.S. Kemp,	18-Sep-12	Sale in Public Market	10,000	5.05
Christophe McLean	18-Sep-12	Exercise of Options	5,000	2.95
	18-Sep-12	Sale in Public Market	5,000	5.00
	21-Sep-12	Exercise of Options	2,500	2.95
	21-Sep-12	Sale in Public Market	2,500	5.15
Ghislain Fournier	21-Sep-12	Sale in Public Market	5,000	5.12
	24-Sep-12	Sale in Public Market	5,000	4.97
	25-Sep-12	Sale in Public Market	5,000	4.89
	26-Sep-12	Sale in Public Market	5,000	4.91
	27-Sep-12	Sale in Public Market	5,000	5.04
	28-Sep-12	Sale in Public Market	6,209	5.14
	11-Jan-13	Sale in Public Market	11,100	3.32

ISSUANCES OF SECURITIES OF AURIZON

No Aurizon Shares or securities convertible into Aurizon Shares have been issued to the directors or officers of Aurizon during the two-year period preceding the date hereof, other than as indicated below:

Name	Date of Issue	Number of Aurizon Shares Issued on Exercise of Options	Issue/Exercise Price per Security ($)
Sargent Berner	4-Apr-12	49,500	4.10
Christian Bourcier	21-Apr-11	11,250	2.95
	22-Aug-11	7,500	3.74
	9-Sep-11	5,000	3.74
	5-Jan-12	2,500	2.95
Gilles Brousseau	29-Mar-12	10,750	4.10
	19-Apr-12	120,000	3.86
Martin Demers	3-Apr-12	72,000	4.10
	12-Apr-12	50,000	3.86
Louis Dionne	16-Sep-11	50,000	4.10
	20-Sep-11	25,000	4.10

REJECT THE ALAMOS OFFER AND DO NOT TENDER YOUR AURIZON SHARES.

FOR ASSISTANCE, PLEASE CONTACT OUR INFORMATION AGENT, GEORGESON, AT TOLL FREE (NORTH AMERICA):

1-888-605-7616 OR OUTSIDE NORTH AMERICA CALL COLLECT: 1-781-575-2422 OR EMAIL: ASKUS@GEORGESON.COM.

Name	Date of Issue	Number of Aurizon Shares Issued on Exercise of Options	Issue/Exercise Price per Security ($)
	21-Sep-11	25,000	4.10
	21-Mar-12	50,000	4.10
	23-Mar-12	60,000	3.74
Ghislain Fournier	2-Apr-12	35,000	4.10
	3-Apr-12	37,000	4.10
	20-Apr-12	35,000	3.86
	19-Jun-12	35,000	3.86
	27-Sep-12	30,000	2.95
David P. Hall	10-Feb-11	40,000	2.38
	4-Jul-11	200,000	2.38
	27-Mar-12	50,000	4.10
	30-Mar-12	40,000	4.10
	2-Apr-12	40,000	4.10
	3-Apr-12	20,000	4.10
Julie A.S. Kemp	2-Sep-11	10,000	4.10
	8-Sep-11	4,700	4.10
	9-Sep-11	9,700	4.10
	14-Sep-11	15,600	4.10
	30-Nov-11	10,000	4.10
	16-Dec-11	10,000	2.95
	21-Dec-11	10,000	4.10
	31-Jan-12	10,700	4.10
	1-Feb-12	19,300	4.10
	29-Mar-12	10,000	4.10
Christophe McLean	1-Feb-11	5,000	2.95
	20-May-11	1,800	2.95
	26-May-11	4,200	2.95
	27-May-11	4,000	2.95
	28-May-11	5,000	3.86
	30-Jun-11	14,000	3.86
	5-Jul-11	5,000	3.86
	7-Jul-11	5,000	3.86
	15-Aug-11	2,000	4.10
	16-Aug-11	2,000	4.10
	18-Aug-11	1,500	4.10
	19-Aug-11	7,000	4.10
	22-Aug-11	14,500	4.10
	1-Sep-11	2,000	4.10
	2-Sep-11	4,000	4.10
	6-Sep-11	5,000	4.10
	8-Sep-11	9,000	4.10
	13-Sep-11	15,000	4.10
	14-Sep-11	2,500	4.10
	16-Sep-11	2,500	4.10
	20-Sep-11	5,000	4.10
	27-Jan-12	2,500	2.95
	18-Sep-12	5,000	2.95
	21-Sep-12	2,500	2.95
Brian Moorhouse	13-Apr-11	100,000	2.38
	19-Mar-12	10,000	4.10
	20-Mar-12	20,000	4.10

REJECT THE ALAMOS OFFER AND DO NOT TENDER YOUR AURIZON SHARES.

FOR ASSISTANCE, PLEASE CONTACT OUR INFORMATION AGENT, GEORGESON, AT TOLL FREE (NORTH AMERICA):

1-888-605-7616 OR OUTSIDE NORTH AMERICA CALL COLLECT: 1-781-575-2422 OR EMAIL: ASKUS@GEORGESON.COM.

Name	Date of Issue	Number of Aurizon Shares Issued on Exercise of Options	Issue/Exercise Price per Security ($)
	21-Mar-12	15,000	4.10
	22-Mar-12	15,000	4.10
	26-Mar-12	15,000	4.10
	27-Mar-12	5,000	4.10
	28-Mar-12	5,000	4.10
	29-Mar-12	10,000	4.10
	30-Mar-12	5,000	4.10
Ian S. Walton	17-Aug-11	20,000	4.10
	9-Sep-11	20,000	4.10
	30-Mar-12	35,000	4.10
	2-Apr-12	30,000	4.10
	3-Apr-12	70,000	4.10
	13-Sep-12	20,000	3.74
	12-Nov-12	30,000	3.74

OWNERSHIP OF SECURITIES OF ALAMOS

None of Aurizon, the directors and officers of Aurizon and, to the knowledge of the directors and officers of Aurizon after reasonable enquiry, their respective associates or affiliates or other insiders of Aurizon or any person acting jointly or in concert with Aurizon beneficially owns, directly or indirectly, or exercises control or direction over, any securities of Alamos.

RELATIONSHIP BETWEEN ALAMOS AND THE DIRECTORS AND OFFICERS OF AURIZON

No agreement, commitment or understanding has been made, or is proposed to be made, between Alamos and any of the directors or officers of Aurizon relating to any matter, including, without limitation, in respect of any payment or other benefit proposed to be made or given by way of compensation for loss of office or as to such director or officer remaining in or retiring from office if the Alamos Offer is successful.

No director or officer of Aurizon is also a director or officer of Alamos or any subsidiary of Alamos.

ARRANGEMENTS BETWEEN AURIZON AND ITS DIRECTORS AND OFFICERS

Other than as described in this Directors’ Circular, no arrangements, agreements, commitments or understandings (including any arrangements, agreements, commitments or understandings as to any payments or other benefits to be made or given by way of compensation for loss of office or as to the directors or officers of Aurizon remaining in or retiring from office if the Alamos Offer is successful), or any actual or potential conflicts of interest, exist or have been made or are proposed to be made between Aurizon or its affiliates and (i) any of its directors, officers or affiliates or (ii) Alamos or any of its officers, directors or affiliates. In the case of each agreement, commitment or understanding discussed below in which the term “change of control” applies, the consummation of the Alamos Offer would constitute a change of control.

Aurizon has entered into employment agreements (the “Employment Agreements”) with certain of its officers that include change of control and termination provisions. In addition, the DSU Plan and the RSU Plan include change of control provisions. Aurizon also maintains a stock option plan (the “Stock Option Plan”) for its directors, officers, and employees that includes change of control provisions. The subsections that follow generally describe the material effects under Aurizon’s employment agreements, the DSU Plan, the RSU Plan and the Stock Option Plan as they relate to payments and other benefits that may become due to the directors and officers of Aurizon, as applicable, in the event the Alamos Offer is successful.

REJECT THE ALAMOS OFFER AND DO NOT TENDER YOUR AURIZON SHARES.

FOR ASSISTANCE, PLEASE CONTACT OUR INFORMATION AGENT, GEORGESON, AT TOLL FREE (NORTH AMERICA):

1-888-605-7616 OR OUTSIDE NORTH AMERICA CALL COLLECT: 1-781-575-2422 OR EMAIL: ASKUS@GEORGESON.COM.

Employment Agreements

Under the terms of the Employment Agreements, termination for “good cause” includes a material reduction in the employee’s responsibilities, title or reporting; a material reduction of the employee’s annual salary, unless other executive officers are similarly treated; a change in the location of the office of Aurizon from which the employee works of more than 50 kilometers from the then-current location of such office; a material reduction by Aurizon of the number of paid vacation days to which the employee is entitled; or any other circumstances which would constitute a constructive dismissal at common law. Under the terms of the Employment Agreements, the Company shall also pay any legal fees and expenses incurred by the employee in contesting or disputing any termination or in seeking to obtain or enforce any right or benefit, provided that the employee is successful in any such action.

The events described below that give rise to a payment obligation of Aurizon (such as termination or change of control) are each referred to below as a “triggering event”.

Mr. George Paspalas, President and Chief Executive Officer

Mr. Paspalas’ Employment Agreement provides for payment of severance in the event of termination by Aurizon without cause, or termination for “good cause” by Mr. Paspalas (which for the purpose of Mr. Paspalas’ Employment Agreement, “good cause” also includes a material reduction in benefits, unless other employees are similarly treated), and permits the exercise of options until the earlier of their original expiry date and one year after termination. Assuming a triggering event took place as of the date of this Directors’ Circular, Mr. Paspalas would receive approximately $2,330,000 in compensation, in excess of his then current salary, reimbursement of expenses and any bonus amounts payable through to the termination date. This amount is equal to Mr. Paspalas’ bonus percentage applied to his current annual salary and pro-rated for the portion of the calendar year up to the termination date, and the sum of (i) two times his annual salary in effect as of the termination date and (ii) two times his target bonus in effect at the time. Mr. Paspalas would also be entitled to any vacation owed and continuation or replacement of his benefits.

Mr. Ian S. Walton, Executive Vice-President and Chief Financial Officer

Mr. Walton’s Employment Agreement provides for payment of severance in the event of termination by Aurizon without cause or termination for “good cause” by Mr. Walton, and permits the exercise of options until the earlier of their original expiry date and one year after termination. In addition, his Employment Agreement permits him to elect to resign within six (6) months following a change of control transaction and receive his severance payment. Assuming a triggering event took place as of the date of this Directors’ Circular, Mr. Walton would receive approximately $1,440,000 in compensation, in excess of his then current salary, reimbursement of expenses, and any bonus amounts payable through to the termination date. This amount is equal to Mr. Walton’s bonus percentage applied to his current annual salary and pro-rated for the portion of the calendar year up to the termination date, and the sum of (i) three times his annual salary in effect as of the termination date, and (ii) three times his average annual bonus, calculated as the average of his annual bonus for the three years prior to termination. Mr. Walton would also be entitled to any vacation owed and continuation or replacement of his benefits.

Mr. Martin Bergeron, Vice President, Operations

Mr. Bergeron’s Employment Agreement provides for payment of severance in the event of termination by Aurizon without cause, or termination for “good cause” by Mr. Bergeron, and permits the exercise of options until the earlier of their original expiry date and one year after termination. Assuming a triggering event took place as of the date of this Directors’ Circular, Mr. Bergeron would receive approximately $820,000 in compensation, in excess

REJECT THE ALAMOS OFFER AND DO NOT TENDER YOUR AURIZON SHARES.

FOR ASSISTANCE, PLEASE CONTACT OUR INFORMATION AGENT, GEORGESON, AT TOLL FREE (NORTH AMERICA):

1-888-605-7616 OR OUTSIDE NORTH AMERICA CALL COLLECT: 1-781-575-2422 OR EMAIL: ASKUS@GEORGESON.COM.

of his then current salary, reimbursement of expenses and any bonus amounts payable through to the termination date. This amount is equal to the sum of (i) two times his annual salary in effect as of the termination date, and (ii) two times his average annual bonus, calculated as the average of his annual bonus for the three years prior to termination. Mr. Bergeron would also be entitled to any vacation owed and continuation or replacement of his benefits.

Ms. Julie A. Stokke Kemp, Corporate Secretary

Ms. Kemp’s Employment Agreement provides for payment of severance in the event of termination by Aurizon without cause or termination for “good cause” by Ms. Kemp, and permits the exercise of options until the earlier of their original expiry date and one year after termination. In addition, her Employment Agreement permits her to elect to resign within six (6) months following a change of control transaction and receive her severance payment. Assuming a triggering event took place as of the date of this Directors’ Circular, Ms. Kemp would receive approximately $430,000 in compensation, in excess of her then current salary, reimbursement of expenses and any bonus amounts payable through to the termination date. This amount is equal to Ms. Kemp’s bonus percentage applied to her current annual salary and pro-rated for the portion of the calendar year up to the termination date, and the sum of (i) one year’s annual salary as at the date of termination, (ii) one month’s salary for each year of service or part thereof since February 1 1995, and (iii) her average annual bonus, calculated as the average of her annual bonus for the three years prior to termination, divided by twelve and then multiplied by each year of service or part thereof. Ms. Kemp would also be entitled to any vacation owed and continuation or replacement of her benefits.

Mr. Christian Bourcier, General Manager, Casa Berardi

Mr. Bourcier’s Employment Agreement provides for payment of severance in the event of a change of control and termination by Aurizon without cause. Assuming a change of control took place and Mr. Bourcier was terminated by Aurizon without cause as of the date of this Directors’ Circular, Mr. Bourcier would receive approximately $300,000 in compensation, in excess of his then current salary, reimbursement of expenses and any bonus amounts payable through to the termination date. This amount is equal to the sum of (i) one year’s annual salary as at the date of termination, (ii) one month’s salary for each year of service or part thereof since August 13, 2007, and (iii) his average annual bonus, calculated as the average of his annual bonus for the three years prior to termination, divided by twelve and then multiplied by each year of service or part thereof. Mr. Bourcier would also be entitled to any vacation owed and continuation or replacement of his benefits.

Mr. Christophe McLean, Corporate Controller

Mr. McLean’s Employment Agreement provides for payment of severance in the event of termination by Aurizon without cause. Assuming Mr. McLean was terminated by Aurizon without cause as of the date of this Directors’ Circular, Mr. McLean would receive approximately $85,000 in compensation, in excess of his then current salary, reimbursement of expenses and any bonus amounts payable through to the termination date. This amount is equal to the sum of (i) three month’s salary, based on his annual salary as at the date of termination, and (ii) two additional weeks’ salary for each completed year of employment or part thereof. Mr. McLean would also be entitled to any vacation owed and continuation or replacement of her benefits.

Mr. McLean’s Employment Agreement also provides for payment of severance in the event of (i) a change of control and, within twelve months following a change in control, termination by Aurizon without cause, or (ii) a change of control and termination for “good cause” by Mr. McLean (which for the purpose of Mr. McLean’s Employment Agreement, “good cause” also includes a material reduction in benefits, unless other employees are similarly treated.) Assuming any of the triggering events in the foregoing sentence took place as of the date of this Directors’ Circular, Mr. McLean would receive approximately $190,000 in compensation, in excess of his then

REJECT THE ALAMOS OFFER AND DO NOT TENDER YOUR AURIZON SHARES.

FOR ASSISTANCE, PLEASE CONTACT OUR INFORMATION AGENT, GEORGESON, AT TOLL FREE (NORTH AMERICA):

1-888-605-7616 OR OUTSIDE NORTH AMERICA CALL COLLECT: 1-781-575-2422 OR EMAIL: ASKUS@GEORGESON.COM.

current salary, reimbursement of expenses, and any bonus amounts payable through to the change of control termination date. This amount is equal to the sum of (i) his annual salary as at the date of termination, and (ii) his average annual bonus, calculated as the average of his annual bonus for the three years prior to termination. Mr. McLean would also be entitled to any vacation owed and continuation or replacement of his benefits.

Other Officers

Aurizon has also entered into Employment Agreements with an additional five (5) officers that contain similar termination provisions that provide for payment of severance in the event of termination by Aurizon without cause and/or termination for “good cause” by such officer. Assuming a termination date as of the date of this Directors’ Circular, the severance payments under these Employment Agreements range from approximately $30,000 to $120,000.

Deferred Share Unit Plan

Under the DSU Plan, each director that is a participant in the DSU Plan (a “DSU Plan Participant”) receives an annual grant of DSUs in an amount and on the date determined by the Board of Directors. In addition, each DSU Plan Participant may elect to receive a further grant of DSUs in an amount equal to the percentage specified by such director of his or her annual cash retainer fee for his service on the Board of Directors for that calendar year, such election to be made prior to the commencement of such calendar year. DSUs vest immediately with dividend equivalents in the form of additional DSUs. DSUs do not have an exercise price. A DSU’s value is based on the closing price of the Aurizon Shares on the TSX on the business day prior to the date of grant and can only be settled in cash, no earlier than 30 days following the date the director has retired from, or ceased to hold, all positions with Aurizon and no later than December 15 of the first calendar year commencing after the termination date. DSUs do not entitle DSU Plan Participants to be issued Aurizon Shares or to exercise any voting rights or other rights attaching to the ownership of Aurizon Shares.

Under the provisions of the DSU Plan, termination of a director’s services to Aurizon would trigger a payment to DSU Plan Participants for all previously granted DSUs outstanding at the transaction date. As at the date of this Directors’ Circular, there are 260,480 DSUs outstanding which carry a total value of approximately $1.2 million, when priced using the closing price of the Aurizon Shares on January 21, 2013 of $4.64. The approximate payments due to directors if such a termination occurred on January 22, 2013 would be as follows: David Hall ($180,000), Sargent Berner ($147,000), George Brack ($147,000), Louis Dionne ($147,000), Andre Falzon ($147,000), Richard Faucher ($147,000), Diane Francis ($147,000), and Brian Moorhouse ($147,000).

Restricted Share Unit Plan

Under the RSU Plan, the Board of Directors or a committee of the Board of Directors authorized to administer the RSU Plan (the “Committee”), may allocate RSUs to employees of Aurizon (the “RSU Plan Participants”) from time to time. Aurizon will pay to a RSU Plan Participant a lump sum cash payment, net of any applicable withholdings, equal to the number of RSUs allocated or credited to the RSU Plan Participant’s account multiplied by the volume-weighted average trading price of the Aurizon Shares on the TSX during the five business day period ending on the earliest of the date:

1.	on which the RSU Plan Participant’s RSUs vest;

2.	of the RSU Plan Participant’s termination of employment without cause, resignation, or death, whichever occurs first;

3.	on which Aurizon terminates the employment of the RSU Plan Participant as a result of disability; and

REJECT THE ALAMOS OFFER AND DO NOT TENDER YOUR AURIZON SHARES.

FOR ASSISTANCE, PLEASE CONTACT OUR INFORMATION AGENT, GEORGESON, AT TOLL FREE (NORTH AMERICA):

1-888-605-7616 OR OUTSIDE NORTH AMERICA CALL COLLECT: 1-781-575-2422 OR EMAIL: ASKUS@GEORGESON.COM.

4.	the RSU Plan is terminated,

within 30—60 days (as prescribed pursuant to the terms of the RSU Plan) after the date that those RSUs have vested to the RSU Plan Participant, and in any event not later than December 31 of the year that is three years after the date of grant. Generally, a RSU Plan Participant will become vested in those RSUs allocated to him or her as to one-third (as near as practicable) on each of the first, second and third anniversary of the date of grant. Under the terms of the RSU Plan, in the event of a change of control the Committee may in its discretion take one or more of the following actions:

1.	arrange for or otherwise provide that the obligations of Aurizon under the RSU Plan will be assumed, or a substantially similar plan will be substituted, by the offeror under a take-over bid;

2.	arrange or otherwise provide for the payment of cash or other consideration or compensation to RSU Plan Participants in exchange for the satisfaction or purchase and cancellation of outstanding RSUs and determine the date of payment; or

3.	make such other modifications, adjustments or amendments to outstanding RSUs or the RSU Plan as the Committee deems necessary or appropriate.

If, within six months following a change of control, an RSU Plan Participant is terminated from employment without just cause, or an RSU Plan Participant terminates employment with Aurizon for “good cause” pursuant to a right contained in his or her Employment Agreement, the RSU Plan Participant will be entitled to all of the vested and unvested RSUs in his or her RSU account as of the date of termination, which will be paid within 60 days following the date of termination.

Under the provisions of the RSU Plan, Aurizon can choose to provide for payment of cash or other consideration or compensation in exchange for the purchase and cancellation of previously allocated and outstanding RSUs upon the occurrence of a change of control transaction. As at the date of this Directors’ Circular, Aurizon’s officers hold 146,000 RSUs which carry a total value of approximately $670,000, when priced using the volume-weighted average trading price of the Aurizon Shares during the five business day period ending on January 21, 2013 of $4.61. If so elected, the payments due to Officers if a change of control occurred on January 22, 2013 would be as follows: George Paspalas ($170,000), Ian Walton ($115,000), Martin Bergeron ($115,000), Julie Kemp ($60,000), Christian Bourcier ($50,000), Christophe McLean ($40,000), Jean-Pierre Landry ($40,000), Ghislain Fournier ($40,000), Martin Demers ($40,000), and Gilles Brousseau ($15,000).

Stock Option Plan

The Stock Option Plan provides that if a change of control occurs, or if Aurizon is subject to a take-over bid, all shares subject to stock options shall immediately become vested and may thereupon be exercised in whole or in part by the option holder. The Stock Option Plan also permits the Board of Directors to accelerate the expiry date of outstanding stock options in connection with a take-over bid so that all stock options will either be exercised or will expire prior to the date upon which the Aurizon Shares must be tendered pursuant to the Alamos Offer.

As described above under the heading “Employment Agreements”, in the event of termination by Aurizon without cause, or termination for “good cause” by the officer, the Employment Agreements permit the exercise of stock options until the earlier of their original expiry date and one year after termination.

REJECT THE ALAMOS OFFER AND DO NOT TENDER YOUR AURIZON SHARES.

FOR ASSISTANCE, PLEASE CONTACT OUR INFORMATION AGENT, GEORGESON, AT TOLL FREE (NORTH AMERICA):

1-888-605-7616 OR OUTSIDE NORTH AMERICA CALL COLLECT: 1-781-575-2422 OR EMAIL: ASKUS@GEORGESON.COM.

SHAREHOLDER RIGHTS PLAN

On January 22, 2013, the Board of Directors adopted a shareholder rights plan (the “Plan”) pursuant to a Shareholder Rights Agreement dated and effective January 22, 2013 (the “Agreement”) between Aurizon and Computershare Trust Company of Canada, as rights agent (the “Rights Agent”). A copy of the Agreement was filed by Aurizon under Aurizon’s SEDAR profile at www.sedar.com.

The Plan is intended to (i) provide the Board of Directors with adequate time to identify, develop and negotiate value-enhancing alternatives, if considered appropriate, to any unsolicited take-over (such as the current Alamos Offer); and (ii) encourage the equal treatment of shareholders in connection with any take-over offer.

The Plan discourages discriminatory, coercive or unfair take-overs of Aurizon and gives the Board of Directors time if, in the circumstances, the Board of Directors determines it is appropriate to take such time, to pursue alternatives to maximize shareholder value in the event an unsolicited take-over bid is made for all or a portion of the outstanding Aurizon Shares.

The Plan does not prevent take-overs, rather it encourages potential acquirors of control to make takeover bids by means of a Permitted Bid (as defined below) or to approach the Board of Directors to negotiate a mutually acceptable transaction. The Permitted Bid provisions of the Plan are designed to ensure that in any takeover bid for outstanding Aurizon Shares all shareholders are treated equally and fairly and are given adequate time to properly assess the takeover bid and alternative transactions on a fully-informed basis.

The following summary of terms of the Plan is qualified in its entirety by reference to the text of the Agreement. A copy of the Plan is available under Aurizon’s SEDAR profile at www.sedar.com and a copy may be requested by Aurizon Shareholders free of charge by contacting Aurizon at: tel: (604) 687-6600; fax: (604) 687-3932; email: info@aurizon.com; or toll free Can./U.S.: 1-888-411-GOLD (4653).

Term

Provided the Plan is confirmed at a meeting of shareholders to be held on March 7, 2013 to consider, and if deemed advisable, approve the Plan (the “Meeting”), the Plan (unless earlier terminated) will remain in effect until the first annual or special meeting of the Aurizon Shareholders held in the third year after the date of the Meeting. If the Plan is not confirmed at the Meeting, the Plan (unless earlier terminated) will terminate at the conclusion of the Meeting.

Issue of Rights

In implementing the Plan, the Board of Directors authorized the issuance of one right (a “Right”) in respect of each Aurizon Share outstanding at 4:00 p.m. (Vancouver time) on the date that is the tenth day after the Effective Date (the “Record Time”) and the issue of one Right for each additional Aurizon Share issued after the Record Time and prior to the earlier of the Separation Time (as defined below) or the Expiration Time (as defined below). The “Effective Date” of the Plan is January 22, 2013.

Each Right is initially attached to and will trade with the Aurizon Shares in respect of which it was issued. The Rights will separate from the Aurizon Shares to which they are attached and become exercisable at the close of business (the “Separation Time”) on (subject to the Board of Directors deferring the Separation Time) the tenth business day after the earlier of the date a person or a group acting in concert (an “Acquiring Person”) makes or announces an intention to make a takeover bid that is not a Permitted Bid (as defined below).

REJECT THE ALAMOS OFFER AND DO NOT TENDER YOUR AURIZON SHARES.

FOR ASSISTANCE, PLEASE CONTACT OUR INFORMATION AGENT, GEORGESON, AT TOLL FREE (NORTH AMERICA):

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Rights Exercise Privilege

Any transaction or event in which a person acquires (other than pursuant to a Permitted Bid or another exemption available under the Plan) beneficial ownership of 20% or more of the Aurizon Shares is referred to as a “Flip-in Event”. Upon the occurrence of a Flip-in Event, any Rights (other than those held by an Acquiring Person which become void under the terms of the Plan) will separate from the Aurizon Shares and will permit the holder to purchase Aurizon Shares at a substantial discount to their then prevailing market price.

The issuance of the Rights is not dilutive (except with respect to Acquiring Persons) and will not affect reported earnings or cash flow per share until the Rights separate from the underlying Aurizon Shares and become exercisable or until the exercise of the Rights. The issuance of the Rights will not change the manner in which shareholders currently trade their Aurizon Shares.

Permitted Bid

A bidder can make a take-over bid and acquire shares of Aurizon without triggering a Flip-In Event under the Plan if the takeover bid qualifies as a “Permitted Bid”.

The requirements of a “Permitted Bid” include the following:

(a)	the takeover bid must be made by means of a take-over bid circular;

(b)	the take-over bid is made to all holders of Aurizon Shares on the books of Aurizon, other than the bidder, and for all of the issued and outstanding Aurizon Shares, other than the Aurizon Shares held by the bidder;

(c)	no Aurizon Shares shall be taken up or paid for pursuant to the take-over bid prior to the close of business on the date which is not less than 60 days following the date of the take-over bid;

(d)	Aurizon Shares may be deposited pursuant to such take-over bid at any time prior to the close of business on the date of first take-up or payment for Aurizon Shares and all Aurizon Shares deposited pursuant to the take-over bid may be withdrawn at any time prior to the close of business on such date;

(e)	no Aurizon Shares shall be taken up or paid for pursuant to the take-over bid unless more than 50% of the Aurizon Shares held by Independent Shareholders (as defined in the Plan) must be deposited or tendered pursuant to the take-over bid and not withdrawn at the close of business on the date of first take-up for payment for the Aurizon Shares; and

(f)	if more than 50% of the then outstanding Aurizon Shares held by Independent Shareholders have been deposited to the take-over bid and not withdrawn as at the close of business on the date of first take-up or payment for the Aurizon Shares under the take-over bid, the Offeror will make a public announcement of that fact and the take-over bid will remain open for deposits and tenders of Aurizon Shares for not less than ten business days from the date of such public announcement.

The Plan also allows for a competing Permitted Bid (a “Competing Permitted Bid”) to be made while a Permitted Bid or another Competing Permitted Bid is in existence. A Competing Permitted Bid must satisfy all of the requirements of a Permitted Bid except that it may expire on the same date as the Permitted Bid, subject to

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the requirement that it be outstanding for a minimum period of 35 days (the minimum period required under Canadian securities law).

Permitted Lock-Up Agreement

A person will not become an Acquiring Person by virtue of having entered into an agreement (a “Permitted Lock-Up Agreement”) with one or more shareholders whereby such shareholders agree to deposit or tender Aurizon Shares to a take-over bid (the “Lock-Up Bid”) made by such person, provided that the agreement meets certain requirements including:

(a)	the terms of the agreement are publicly disclosed and a copy of the agreement is made available to the public not later than the date of the Lock-Up Bid or, if the Lock-Up Bid has been made prior to the date on which such agreement is entered into, not later than the first business day following the date of such agreement;

(b)	the shareholder who has agreed to tender Aurizon Shares to the Lock-Up Bid made by the other party to the agreement is permitted to terminate its obligation under the agreement and withdraw its Aurizon Shares from the Lock-Up Agreement, in order to deposit or tender Aurizon Shares to another take-over bid or to support another transaction prior to the Aurizon Shares being taken up and paid for under the Lock-Up Bid (i) at a price or value per Aurizon Share that exceeds the price or value per Aurizon Share offered under the Lock-Up Bid; or (ii) at an offer price for each Aurizon Share that exceeds by as much as or more than a specified amount (the “Specified Amount”) the offer price for each Aurizon Share contained in or proposed to be contained in the Lock-Up Bid and that does not by its terms provide for a Specified Amount that is greater than 7% of the offer price contained in or proposed to be contained in the Lock-Up Bid; and

(c)	no break-up fees, top-up fees, penalties, expenses or other amounts that exceed in aggregate the greater of (A) 2.5% of the price or value of the consideration payable under the Lock-Up Bid to a locked-up shareholder; and (B) 50% of the amount by which the price or value of the consideration received by a locked-up shareholder under another take-over bid or transaction exceeds the price or value of the consideration that the locked-up shareholder would have received under the Lock-Up Bid; shall be payable by the locked-up shareholder if such shareholder fails to deposit or tender Aurizon Shares to the Lock-Up Bid or withdraws Aurizon Shares previously tendered thereto, in order to deposit or tender such Aurizon Shares to another take-over bid or support another transaction.

Waiver and Redemption

If a potential offeror does not desire to make a Permitted Bid, it can negotiate with, and obtain the prior approval of, the Board of Directors to make a take-over bid by way of a take-over bid circular sent to all holders of Aurizon Shares on terms which the Board of Directors considers fair to all shareholders. In such circumstances, the Board of Directors may, upon prior written notice to the Rights Agent, waive the application of the Plan thereby allowing such bid to proceed without dilution to the bidder. Any waiver of the application of the Plan in respect of a particular take-over bid shall also constitute a waiver of any other take-over bid which is made by means of a take-over bid circular to all holders of Aurizon Shares while the initial take-over bid is outstanding.

The Board of Directors may also waive the application of the Plan in respect of a particular Flip-in Event that has occurred through inadvertence, provided that the Acquiring Person that inadvertently triggered such Flip-

REJECT THE ALAMOS OFFER AND DO NOT TENDER YOUR AURIZON SHARES.

FOR ASSISTANCE, PLEASE CONTACT OUR INFORMATION AGENT, GEORGESON, AT TOLL FREE (NORTH AMERICA):

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in Event reduces its beneficial holdings such that at the time of the waiver of the Board of Directors such person is no longer an Acquiring Person.

With the prior consent of the holders of Aurizon Shares, the Board of Directors may, prior to the occurrence of a Flip-in Event that would occur by reason of an acquisition of Aurizon Shares otherwise than pursuant to the foregoing, waive the application of the Plan to such Flip-in Event.

The Board of Directors may, with the prior consent of the holders of Aurizon Shares, at any time prior to the occurrence of a Flip-in Event, elect to redeem all but not less than all of the then outstanding Rights at a redemption price of $0.000001 per Right. Rights are deemed to be redeemed following termination of the Plan in accordance with the Agreement or completion of a Permitted Bid, a Competing Permitted Bid or a take-over bid in respect of which the Board of Directors has waived the application of the Plan.

Duties of the Board of Directors

The adoption of the Plan will not in any way lessen or affect the duty of the Board of Directors to act honestly and in good faith with a view to the best interests of Aurizon. The Board of Directors, when a take-over bid or similar offer is made, will continue to have the duty and power to take such actions and make such recommendations to shareholders as are considered appropriate.

Aurizon may, prior to the date of the Meeting, without the approval of the holders of Rights or Aurizon Shares, amend, vary or delete any of the provisions of the Agreement and may, after the date of the Meeting (provided the Agreement is confirmed by shareholders at such Meeting) with the prior approval of shareholders (or the holders of Rights if the Separation Time has occurred), amend, vary or delete any of the provisions of the Agreement. Aurizon may make amendments to the Agreement at any time to correct any clerical or typographical error or, subject to confirmation at the next meeting of shareholders, make amendments which are required to maintain the validity of the Agreement due to changes in any applicable legislation, regulations or rules.

The Plan does not prevent Alamos from acquiring Aurizon. The Alamos Offer can, if Alamos so chooses, proceed as a “Permitted Bid” under the Plan and can succeed if the price offered is one which the holders of a majority of the shares of Aurizon (other than those held by Alamos) wish to accept. The same is true with respect to any other prospective offeror for Aurizon.

ARRANGEMENTS BETWEEN ALAMOS AND SECURITYHOLDERS OF AURIZON

To the knowledge of the directors and officers of Aurizon, no agreement, commitment or understanding, has been made or proposed to be made between Alamos and any Aurizon Shareholder with respect to the Alamos Offer other than the share purchase agreements disclosed in Section 6 of the Alamos Circular under the heading “Share Purchase Agreements”.

INTERESTS OF DIRECTORS AND OFFICERS OF AURIZON IN MATERIAL TRANSACTIONS WITH ALAMOS

None of the directors and officers of Aurizon and their associates nor, to the knowledge of the directors and officers of Aurizon after reasonable enquiry, any person who owns more than 10% of any class of equity securities of Aurizon for the time being outstanding (other than Alamos) has any interest in any material transaction to which Alamos is a party.

REJECT THE ALAMOS OFFER AND DO NOT TENDER YOUR AURIZON SHARES.

FOR ASSISTANCE, PLEASE CONTACT OUR INFORMATION AGENT, GEORGESON, AT TOLL FREE (NORTH AMERICA):

1-888-605-7616 OR OUTSIDE NORTH AMERICA CALL COLLECT: 1-781-575-2422 OR EMAIL: ASKUS@GEORGESON.COM.

NO MATERIAL CHANGES

Except as publicly disclosed or as referred to in this Directors’ Circular, the directors and officers of Aurizon are not aware of any information that indicates any material change in the affairs of Aurizon since September 30, 2012.

OTHER MATERIAL INFORMATION

Except as disclosed below and elsewhere in this Directors’ Circular, there is no information that is known to the Board of Directors that would reasonably be expected to affect the decision of the Aurizon Shareholders (or holders of securities convertible into Aurizon Shares) to accept or reject the Alamos Offer.

Aurizon is providing the following disclosure of its 2012 gold production results and 2013 production guidance, as well as operating, capital, and exploration budgets:

Introduction

With a year-end cash balance of approximately $204 million together with strong operating cash flows, management of Aurizon expects that Aurizon will be able to fund the capital and exploration projects planned for 2013. Production performance at Casa Berardi was consistent with Aurizon’s revised expectations for 2012 at 136,848 ounces. Aurizon is currently in a transition phase at Casa Berardi while it installs the required infrastructure to commence mining new areas east of the production shaft. These new mining areas will be the foundation of future underground production at Casa Berardi. The shaft sinking and lateral development out to the 118 and 123 Zones are in progress and the operation is expected to transition from the existing mining areas over the next 18 months. Management of Aurizon currently expects that Aurizon will be making a significant investment in Casa Berardi in 2013 in order to continue the development of the lower levels of the West Mine and secure a strong production profile into the future. Following the transition period, Aurizon expects that Casa Berardi will return to historical production levels.

2012 Gold Production

Gold production from Aurizon’s 100% owned Casa Berardi mine in 2012 totaled 136,848 ounces from the processing of 693,859 tonnes at an average grade of 6.8 grams of gold per tonne. Recoveries for the year averaged 90.6%. Actual gold production was consistent with Aurizon’s revised 2012 guidance of 137,000 ounces and it is anticipated that total cash costs per ounce will be in line with Aurizon’s previous guidance of US$695 per ounce for 2012.

Fourth Quarter 2012 Gold Production

Ore processed in the fourth quarter 2012 totaled 183,677 tonnes at an average grade of 6.8 grams of gold per tonne. Metallurgical recoveries of 89.4% resulted in gold production of 35,627 ounces in the quarter.

Forecast Gold Production for 2013

Operational flexibility will be constrained in the first half of 2013 during the continued shaft sinking and lateral development out to the 118 and 123 Zones. As a result, it is estimated that Casa Berardi will produce approximately 125,000 – 130,000 ounces of gold in 2013 at an average grade of 7.2 grams of gold per tonne. Gold production should gradually increase through the year as more stopes become available and should reach historic levels in the second half.

REJECT THE ALAMOS OFFER AND DO NOT TENDER YOUR AURIZON SHARES.

FOR ASSISTANCE, PLEASE CONTACT OUR INFORMATION AGENT, GEORGESON, AT TOLL FREE (NORTH AMERICA):

1-888-605-7616 OR OUTSIDE NORTH AMERICA CALL COLLECT: 1-781-575-2422 OR EMAIL: ASKUS@GEORGESON.COM.

Major shutdowns are planned for 2013, particularly in the first quarter, in order to switch over to the deepened shaft and incorporate new infrastructure into the mining schedule.

As quarterly operating results are expected to fluctuate throughout the year, they will not necessarily be reflective of these full year averages. Lower throughput at lower than average ore grades is expected in the first half of 2013 which is expected to result in approximately 33% fewer ounces of gold produced in the first half of 2013 compared to the second half of the year.

Average daily ore throughput is estimated at 1,760 tonnes per day, which would be lower than the 1,896 tonnes per day achieved in 2012. Mine sequencing in 2013 will result in ore grades that are expected to be 6% higher than 2012 at approximately 7.2 grams per tonne. Zone 118 is expected to provide ore for the first time in the third quarter with an anticipated average grade in 2013 of approximately 7.9 grams per tonne. Approximately 46% of production is expected to come from Zone 113; 22% from Zone 118; 13% from the Lower Inter Zone; and the residual 19% coming from the smaller zones and development material. Assuming a Canadian/U.S. dollar exchange rate at parity, total cash costs are anticipated to average US$810 per ounce in 2013 for the year gradually decreasing to US$700 per ounce in the second half. Onsite mining, milling and administration costs are expected to average $170 per tonne in 2013, up approximately 21% from 2012 projected costs as a result of the impact of fixed operating costs on lower ore throughput, higher stope preparation costs, and industry wide inflationary cost pressures, gradually trending down to $155 per tonne in the second part of the year.

Casa Berardi Gold Mine, Quebec

Capital expenditures at Casa Berardi, primarily funded from operating cash flow, are estimated to total $102.3 million in 2013, comprised of the following:

2013 Budget (in millions)
Sustaining Capital expenditures
Mine development	$24.4
Shaft deepening	19.3
Paste backfill plant	7.8
Property, plant & equipment	11.1
Infill & exploration drilling	4.1
Drill extensions of the East Mine open pit	1.2
Wet shotcrete plant	0.6
Miscellaneous projects	0.8

$69.3

New Capital Projects
Development of East Mine open pit (1)	$26.0
Principal Zone development	7.0

$33.0

Total	$102.3

(1)	Subject to further studies and permitting.

Deepening of the West Mine production shaft continues at a budgeted cost of $19.3 million in order to provide access to the lower portions of the 113, 118 and 123 Zones. The shaft, currently at a depth of 920 metres, will be extended to approximately 1,080 metres below surface, which will provide access at the 1,010 metre level

REJECT THE ALAMOS OFFER AND DO NOT TENDER YOUR AURIZON SHARES.

FOR ASSISTANCE, PLEASE CONTACT OUR INFORMATION AGENT, GEORGESON, AT TOLL FREE (NORTH AMERICA):

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to develop a drift from the shaft to Zones 118 and 123. The shaft deepening is expected to be completed near the end of 2013 and commissioned by the first quarter of 2014.

Subject to further studies and permitting, $26 million is budgeted in 2013 to begin the excavation of the East Mine open pit with the objective of commencing production from the pit by early 2014. A review and update of the prefeasibility done by BBA on the East Mine Open Pit is underway. The block model is being revised and the mandate to commence additional geotechnical studies has been awarded to Golder Associates. The implication of the presence of underground openings of the East Mine will also be subject to further studies. Permitting for the operation of a rock quarry, road construction and relocation, wood clearing and excavation of the open pit has been initiated with excavation of the surface overburden planned to start during the third quarter of 2013. The mining approach including mining rate and unit costs is also under review.

Mining equipment replacement and fleet expansion to support the expanded development activities is budgeted at $11.1 million. A further $7.8 million will be invested to complete the construction of a paste backfill plant and $7.0 million for the development of the Principal Zone from the 280 metre level.

Casa Berardi Exploration

In 2013, it is expected that $5.2 million will be invested on exploration at Casa Berardi which will include approximately 58,000 metres of surface and underground diamond drilling. Up to three surface, and five to seven underground drill rigs will be active during the course of 2013. Aurizon expects to capitalize these costs as the primary objective of the drilling will be to improve the quality of the known reserves and resources as well as exploring for extensions of these structures.

Surface exploration will include testing the South domain of Zone 123 to investigate extensions of known mineralization.

Underground rigs will primarily focus on definition drilling of Zones 113, 118, 123, and the Principal Zone. In addition, exploration drilling from underground will be performed on the Cherty Zone 159.

Advanced Stage Gold Development Property—Heva and Hosco West Extension Areas

An initial $1.5 million exploration program, consisting of further drilling, metallurgical work and a 10,000 metre of surface drill program is planned for the Heva deposit, to fill the gap inside the resource outline on sections that are supported by historic holes. Additional drilling of the down-dip extensions on Heva and Hosco West will correspond to the conceptual mining and economic studies and metallurgical testworks that are planned. With the 2012 drill program at Heva now completed, it is intended that an in-pit mineral resource estimate will be completed within the first half of 2013. Two drill rigs will be active with the majority of the drilling to be performed during the summer months.

Duvay Property

A minimal exploration budget is planned at the Company’s other Quebec properties. A total budget of $0.5 million including 4,350 metres of drilling is planned at the Duvay property for 2013.

Marban Property

An updated mineral resource estimate on the Phase II drilling completed in August 2012 is in progress and is expected to be completed by early 2013. Following the updated mineral resource estimate the Company will review and evaluate a Phase III drill program.

REJECT THE ALAMOS OFFER AND DO NOT TENDER YOUR AURIZON SHARES.

FOR ASSISTANCE, PLEASE CONTACT OUR INFORMATION AGENT, GEORGESON, AT TOLL FREE (NORTH AMERICA):

1-888-605-7616 OR OUTSIDE NORTH AMERICA CALL COLLECT: 1-781-575-2422 OR EMAIL: ASKUS@GEORGESON.COM.

Pursuant to an option agreement, Aurizon may earn up to a 65% interest in the Marban property, which comprises 42 mining claims and 3 mining concessions covering 976 hectares in the center of the Malartic gold mining camp in the Abitibi region of Quebec, subject to underlying royalties.

2013 Year End Financial Results

Aurizon expects to release fourth quarter and 2012 year-end financial results on or about March 14, 2013, and will hold a conference call to discuss the results. Details of the call, including times and contact numbers, will be announced closer to the date.

Aurizon also expects to release an updated mineral reserves and resources estimate for the Casa Berardi mine in February 2013.

Quality Control

Information of a scientific or technical nature in this Directors’ Circular was prepared under the supervision of Martin Bergeron, P.Eng., Vice President, Operations and Martin Demers, P. Geo., General Manager Exploration, both qualified persons under National Instrument 43-101.

ALTERNATIVES TO THE ALAMOS OFFER

Except as set forth in this Directors’ Circular, there are no transactions, Board of Directors’ resolutions, agreements in principle or signed contracts of Aurizon in response to the Alamos Offer and no negotiations underway in response to the Alamos Offer which relates to or would result in: (a) an extraordinary transaction such as a merger, reorganization or liquidation involving Aurizon or any of its subsidiaries; (b) the purchase, sale or transfer of a material amount of assets of Aurizon or any of its subsidiaries; (c) a competing take-over bid; (d) a bid by Aurizon for its own securities or for those of another issuer; or (e) any material change in the present indebtedness, capitalization or dividend rate or policy of Aurizon.

Notwithstanding the foregoing, the Board of Directors may in the future engage in negotiations in response to the Alamos Offer that could have one or more of the effects specified in the preceding paragraph. The Board of Directors has determined that disclosure with respect to the parties to, and the possible terms of, any transactions or proposals of the type referred to in the preceding paragraph might jeopardize any discussions or negotiations that Aurizon may conduct. Accordingly, Aurizon does not intend to disclose the possible terms of any such transaction or proposal until an agreement in principle relating thereto has been reached or as otherwise may be required by law.

ADDITIONAL INFORMATION

Except as disclosed elsewhere in this Directors’ Circular, Aurizon is not aware of any additional information that would be required to be disclosed by Alamos’s take-over bid circular to make the information in the Alamos Circular correct or not misleading.

AVAILABILITY OF DOCUMENTS

Aurizon is a reporting issuer or the equivalent in all the provinces and territories of Canada, and its Shares are registered pursuant to Section 12(b) of the United States Securities Exchange Act of 1934, as amended, and are listed on the NYSE MKT. As a result, Aurizon files continuous disclosure documents and other documents with the Canadian provincial securities regulatory authorities and with the U.S. Securities and Exchanges Commission (the “SEC”). Continuous disclosure documents are available for review at the Canadian securities regulators’ System for

REJECT THE ALAMOS OFFER AND DO NOT TENDER YOUR AURIZON SHARES.

FOR ASSISTANCE, PLEASE CONTACT OUR INFORMATION AGENT, GEORGESON, AT TOLL FREE (NORTH AMERICA):

1-888-605-7616 OR OUTSIDE NORTH AMERICA CALL COLLECT: 1-781-575-2422 OR EMAIL: ASKUS@GEORGESON.COM.

Electronic Document Analysis and Retrieval (SEDAR) website at www.sedar.com and at the SEC’s website at www.sec.gov .

PERSONS OR ASSETS EMPLOYED, COMPENSATED OR USED

The Financial Advisors were retained to render financial advisory services to the Board of Directors and the Special Committee, in connection with their respective analysis and consideration of, and response to, the Alamos Offer. Aurizon will pay each of the Financial Advisors reasonable and customary compensation for its services and will reimburse each of them for their reasonable out-of-pocket expenses. Aurizon has agreed to indemnify each of the Financial Advisors against certain liabilities arising out of or in connection with their engagement.

Aurizon has also retained Georgeson as its Information Agent in connection with the Alamos Offer and certain related matters. Aurizon will pay Georgeson reasonable and customary compensation for its services and will reimburse Georgeson for its reasonable out-of-pocket expenses. Aurizon has agreed to indemnify Georgeson against certain liabilities arising out of or in connection with the engagement.

Aurizon has also retained Longview Communications Inc. (“Longview”) to assist it in connection with corporate communications. Longview will receive reasonable and customary compensation for its services and reimbursement for its out-of-pocket expenses. Aurizon has agreed to indemnify Longview against certain liabilities arising out of or in connection with the engagement.

Except as set forth above, neither Aurizon nor any person acting on its behalf has employed, retained or agreed to compensate any person making solicitations or recommendations to Aurizon Shareholders in connection with the Alamos Offer.

STATEMENT OF RIGHTS

Securities legislation of the provinces and territories of Canada provides security holders of Aurizon with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages if there is a misrepresentation in a circular or notice that is required to be delivered to those security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.

APPROVAL OF DIRECTORS’ CIRCULAR

The contents of this Directors’ Circular and the delivery thereof have been approved and authorized by the Board of Directors of Aurizon.

This Directors’ Circular is dated January 22, 2013.

REJECT THE ALAMOS OFFER AND DO NOT TENDER YOUR AURIZON SHARES.

FOR ASSISTANCE, PLEASE CONTACT OUR INFORMATION AGENT, GEORGESON, AT TOLL FREE (NORTH AMERICA):

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CERTIFICATE

January 22, 2013

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

On behalf of the Board of Directors of Aurizon Mines Ltd.

(signed) “David P. Hall” David P. Hall, Director	(signed) “George Brack” George Brack, Director

REJECT THE ALAMOS OFFER AND DO NOT TENDER YOUR AURIZON SHARES.

FOR ASSISTANCE, PLEASE CONTACT OUR INFORMATION AGENT, GEORGESON, AT TOLL FREE (NORTH AMERICA):

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CONSENT OF SCOTIA CAPITAL INC.

To the Board of Directors of Aurizon Mines Ltd. (the “Company”)

We refer to the opinion dated January 22, 2013 which we prepared for the Board of Directors of the Company in connection with the unsolicited take-over bid from Alamos Gold Inc. We consent to the inclusion of the opinion set out as Appendix “A”, a summary of the opinion and our firm name in the directors’ circular of the Company dated January 22, 2013.

SCOTIA CAPITAL INC.

DATED at Vancouver, British Columbia, Canada this 22nd day of January, 2013.

C-1

CONSENT OF CIBC WORLD MARKETS INC.

Dated: January 22, 2013

To the Special Committee of the Board of Directors of Aurizon Mines Ltd.

We hereby consent to the references to our firm name and to the reference to our opinion dated January 22, 2013, contained under the headings “Recommendation of the Special Committee to the Board of Directors”, “Reasons for Rejection”, “Aurizon’s Response to the Alamos Offer” and “Opinions of Financial Advisors” and the inclusion of the text of our opinion dated January 22, 2013 as Appendix “B” to the Directors’ Circular dated January 22, 2013. Our opinion was given as at January 22, 2013 and remains subject to the assumptions, qualifications and limitations contained therein. In providing our consent, we do not intend that any person other than the Special Committee of the Board of Directors of Aurizon Mines Ltd. shall be entitled to rely upon our opinion.

(Signed) CIBC World Markets Inc.

C-2

Appendix “A”

Opinion of Scotia Capital Inc.

Scotia Capital Inc. Scotia Tower 18th Floor, 650 West Georgia Street Box 11640 Vancouver, British Columbia Canada V6B 4N9

GLOBAL BANKING AND MARKETS

January 22, 2013

The Board of Directors

Aurizon Mines Limited

Suite 1120 Cathedral Place,

925 West Georgia Street

Vancouver, British Columbia V6C 3L2

To the Board of Directors:

Scotia Capital Inc. (“Scotia Capital”) understands that Alamos Gold Inc. (“Alamos” or the “Offeror”) has commenced an offer (the “Offer”) to purchase all of the issued and outstanding common shares (the “Shares”) of Aurizon Mines Ltd. (“Aurizon”) on the basis of, and at the option of the holders of the Shares, (a) 0.2801 of a common share of Alamos or, (b) C$4.65 in cash, for each Share, subject to pro ration, as applicable upon the terms and subject to the conditions set forth in the Offer to Purchase (the “Offer to Purchase”) contained in the take-over bid circular (the “Circular”) of the Offeror dated January 14, 2013, and the related Letter of Transmittal and Notice of Guaranteed Delivery (together with the Offer to Purchase and the Circular, the “Offer Documents”). We also understand that as of the date hereof, Alamos holds 26,507,283 Shares, over 16% of the issued and outstanding Shares.

You have asked for our opinion as to whether the consideration offered pursuant to the Offer is adequate, from a financial point of view, to the holders of Shares, other than Alamos and its affiliates.

Scotia Capital was engaged as financial advisor to Aurizon in connection with the Offer and will receive a fee for its services, including a fee for the delivery of this opinion and fees that are contingent on certain other events. Neither Scotia Capital nor any of its affiliates, is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario)) of Aurizon or Alamos or any of their respective associates or affiliates. Subject to the following, there are no understandings, agreements or commitments between Scotia Capital and Aurizon, Alamos or any of their respective associates or affiliates with respect to any future business dealings. Scotia Capital has a current lending position with Aurizon and has in the past provided and may in the future provide, traditional banking, financial advisory and investment banking services to Aurizon and the Offeror. In the ordinary course of business, Scotia Capital, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of Aurizon and the Offeror or their respective affiliates and, accordingly, may at any time hold a long or short position in such securities.

Scotia Capital acts as a trader and dealer, both as principal and agent, in the financial markets in Canada and the United States and elsewhere and, as such, it and Scotiabank, may have had and may have positions in the securities of Aurizon, Alamos, or any of the their respective associates or affiliates from time to time and may have executed or may execute transactions on behalf of such companies or clients for which it receives compensation. As an investment dealer, Scotia Capital conducts research on securities and may, in the ordinary course of business, provide research reports and investment advice to its clients on investment matters, including with respect to Aurizon, Alamos or any of their respective associates or affiliates, or with respect to the Offer.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to Aurizon and the Offeror; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of Aurizon that were provided to us by Aurizon and not publicly available, including financial forecasts and estimates prepared by management of Aurizon; (iii) conducted discussions with members of the senior management of Aurizon concerning the business and financial prospects of Aurizon; (iv) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (v) compared the financial terms of the Offer with the publicly available financial terms of certain other transactions we believe to be generally relevant; (vi) reviewed current and historical market prices of the common shares of Aurizon and common shares of the Offeror; (vii) reviewed the Offer Documents; (viii) reviewed a draft of the Directors’ Circular of Aurizon, dated January 21, 2013, relating to the Offer to Purchase; (ix) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects or, in the case of forecasts, projections and estimates of Aurizon, relied on such information having been prepared using the assumptions identified therein, which assumptions were at the time of preparation reasonable in the circumstances. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Aurizon or its subsidiaries, nor have we been furnished with any such evaluation or appraisal. We have not prepared a formal valuation of Aurizon and have not been engaged to review any legal, tax or accounting aspects of the Offer. With respect to the financial forecasts and estimates, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Aurizon as to the future performance of Aurizon.

Senior officers of Aurizon have represented to us in a certificate dated as of the date hereof, among other things, that (i) the information and data, other than forecasts, projections and estimates (the “Information”) provided to us by or on behalf of Aurizon in respect of Aurizon and its subsidiaries or affiliates in connection with the Offer was, at the date such Information was prepared, complete, true and correct in all material respects, and no additional material, data or information would be required to make the Information not misleading in light of the circumstances under which such Information was provided and that (ii) since the dates on which the Information was provided to us, except as disclosed to us, there have been no changes in material facts or new material facts.

Our opinion is necessarily based on financial, monetary, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it. We do not assume any obligation to update, revise or reaffirm this opinion and we expressly disclaim any such obligation. Additionally, we do not express any opinion as to the prices at which the common shares of Aurizon will trade at any time.

Our opinion is for the use and benefit of the Board of Directors of Aurizon, and may not be published without the prior written consent of Scotia Capital, provided that this opinion may be included in the Directors’ Circular of Aurizon responding to the Offer. Our opinion does not constitute a recommendation as to whether or not any holder of Aurizon common shares should tender to the Offer.

Based upon and subject to the foregoing and such other matters as we consider relevant, it is our opinion that, as of the date hereof, the consideration offered pursuant to the Offer is inadequate, from a financial point of view, to the holders of Aurizon common shares, other than Alamos and its affiliates.

Yours very truly,

SCOTIA CAPITAL INC.

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Appendix “B”

Opinion of CIBC World Markets Inc.

January 22, 2013

The Special Committee of the Board of Directors

of Aurizon Mines Ltd.

Suite 1120, Cathedral Place

925 W. Georgia Street

Vancouver, B.C. V6C 3L2

To the Special Committee:

CIBC World Markets Inc. (“CIBC”, “we” or “us”) understands that Alamos Gold Inc. (the “Offeror”) has made an offer (the “Offer”) to purchase all of the outstanding common shares (the “Shares”) of Aurizon Mines Ltd. (“Aurizon” or the “Company”), other than any Shares held directly or indirectly by Alamos and its affiliates, for consideration per Share, at the election of each Aurizon shareholder (the “Shareholders”) of:

a)	$4.65 in cash (the “Cash Alternative”); or

b)	0.2801 of a common share (the “Alamos Shares”) of Alamos (the “Share Alternative”, and each of (a) and (b) being referred to herein as the “Consideration”),

subject, in each case, to pro-ration as set out in the Take-over Bid Circular (as defined below).

We understand that the total amount of cash available under the Offer is limited to $305,000,000 and the total number of Alamos Shares available for issuance under the Offer is limited to 23,500,000. Assuming that all Shareholders tendered to either (i) the Cash Alternative or (ii) the Share Alternative, each Shareholder would be entitled to receive $2.04 in cash and 0.1572 of an Alamos Share for each Share tendered, subject to adjustment for fractional shares.

The terms and conditions of the Offer are described in the Offeror’s offer and take-over bid circular dated January 14, 2013 (the “Take-over Bid Circular”). We also understand that the Company’s board of directors (the “Board of Directors”) has appointed a special committee (the “Special Committee”) to consider the implications of the Offer and to make recommendations to the Board of Directors concerning the Offer and responses thereto, including considering potential transactions that might be pursued by the Company as an alternative to the Offer.

Engagement of CIBC

By letter agreement dated January 17, 2013 (the “Engagement Agreement”), the Special Committee retained CIBC to act as its financial advisor in connection with the Offer and any alternative transaction. Pursuant to the Engagement Agreement, the Special Committee has requested that we prepare and deliver to it our written opinion (the “Opinion”) as to the adequacy, from a financial point of view, of the Consideration offered pursuant to the Offer to the Shareholders of the Company other than the Offeror and its affiliates.

CIBC will be paid an advisory fee, payable upon the rendering of this Opinion, which fee is not contingent upon the outcome or completion of the Offer or any alternative transaction. The Company has also agreed to reimburse CIBC for its reasonable out-of-pocket expenses and to indemnify CIBC in respect of certain liabilities that might arise out of our engagement.

Credentials of CIBC

CIBC is one of Canada’s largest investment banking firms with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading and investment research. The Opinion expressed herein is the opinion of CIBC and the form and content herein have been approved for release by a committee of its managing directors and internal counsel, each of whom is experienced in merger, acquisition, divestiture and valuation matters.

Scope of Review

In connection with rendering our Opinion, we have reviewed and relied upon, among other things, the following:

i)	the Take-over Bid Circular;

ii)	the Alamos Investor Presentation with respect to the Offer dated January 14, 2013;

iii)	the Share Purchase Agreements between Alamos and each of Van Eck Associates Corporation, Dynamic Precious Metals Fund and Dynamic Strategic Gold Class, Montrusco Bolton Investments Inc., and Precious Metals and Minerals Fund, all of which are dated between January 10, 2013 and January 13, 2013;

iv)	the annual reports, including the comparative audited financial statements and management’s discussion and analysis, of the Company for the fiscal years ended December 31, 2009, 2010 and 2011;

v)	the interim reports, including the comparative unaudited financial statements and management’s discussion and analysis, of the Company for the three months ended March 31, 2012, the six months ended June 30, 2012 and the nine months ended September 30, 2012;

vi)	the annual information form of the Company for the fiscal year ended December 31, 2011 dated March 30, 2012;

vii)	the management information circular of the Company dated April 5, 2012 relating to the annual meeting of shareholders held on May 10, 2012;

viii)	the NI 43-101 Technical Report titled “Feasibility Study of the Hosco Deposit – Joanna Gold Project” dated June 5, 2012 and prepared for the Company by BBA Inc., Roche Ltd. and SGS Canada Inc.;

ix)	the NI 43-101 Technical Report titled “Mineral Resource Estimation – Joanna Gold Project – Rouyn-Norand, Quebec – Aurizon Mines Ltd. – September 2011 Update” dated December 31, 2011 and prepared for the Company by BBA Inc. and SGS Canada Inc.;

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x)	the NI 43-101 Technical Report titled “Technical Report on the Casa Berardi Mine, Northwestern Quebec, Canada” dated March 28, 2011 and prepared for the Company by BBA Inc. and Roscoe Postle Associates Inc.;

xi)	the annual reports, including the comparative audited financial statements and management’s discussion and analysis, of Alamos for the fiscal years ended December 31, 2009, 2010 and 2011;

xii)	the interim reports, including the comparative unaudited financial statements and management’s discussion and analysis, of Alamos for the three months ended March 31, 2012, the six months ended June 30, 2012 and the nine months ended September 30, 2012;

xiii)	the annual information form of Alamos for the fiscal year ended December 31, 2011 dated March 29, 2012;

xiv)	the management information circular of Alamos dated April 26, 2012 relating to the annual meeting of shareholders held on May 31, 2012;

xv)	the NI 43-101 Technical Report titled “Mulatos Project – Technical Report Updated (2012)” dated December 21, 2012 and prepared for Minas de Oro Nacional S.A. de C.V. by K D Engineering;

xvi)	the NI 43-101 Technical Report titled “Kirazli & Agi Dagi Gold Project” dated July 31, 2012 and prepared for Alamos by Kappes, Cassiday & Associates;

xvii)	certain internal financial, operational, corporate and other information prepared or provided by the management of the Company, including internal operating and financial budgets and projections;

xviii)	selected public market trading statistics and relevant financial information of the Company, Alamos and other public entities;

xix)	selected financial statistics and relevant financial information with respect to relevant precedent transactions;

xx)	selected relevant reports published by equity research analysts and industry sources regarding the Company, Alamos and other comparable public entities;

xxi)	a certificate addressed to us, dated as of the date hereof, from two senior officers of the Company as to the completeness and accuracy of the Information (as defined below); and

xxii)	such other information, analyses, investigations, and discussions as we considered necessary or appropriate in the circumstances.

CIBC has also participated in discussions regarding the Offer and related matters with DuMoulin Black LLP, legal counsel to the Company and Blakes LLP, legal counsel to the Company and the Special Committee in connection with responding to the Offer.

In addition, we have participated in discussions with members of the senior management of the Company regarding the Company’s business, operations, financial condition and prospects that could result from the Offer and potential alternatives to the Offer.

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Assumptions and Limitations

Our Opinion is subject to the assumptions, qualifications and limitations set forth below.

We have not been asked to prepare and have not prepared a formal valuation or appraisal of any of the assets or securities of the Company, the Offeror or any of their respective affiliates and our Opinion should not be construed as such.

With your permission, we have relied upon, and have assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions and representations obtained by us from public sources, or provided to us by the Company or its affiliates or advisors or otherwise obtained by us pursuant to our engagement, and our Opinion is conditional upon such completeness, accuracy and fair presentation. We have not been requested to or attempted to verify independently the accuracy, completeness or fairness of presentation of any such information, data, advice, opinions and representations. We have not met separately with the independent auditors of the Company or Alamos in connection with preparing this Opinion and with your permission, we have assumed the accuracy and fair presentation of, and relied upon, the audited financial statements of the Company and Alamos and the reports of the auditors thereon and the interim unaudited financial statements of the Company and Alamos.

With respect to the historical financial data, operating and financial forecasts and budgets provided to us concerning the Company and relied upon in our financial analyses, we have assumed that they have been reasonably prepared on bases reflecting the most reasonable assumptions, estimates and judgements of management of the Company, having regard to the Company’s business, plans, financial condition and prospects.

The Company has represented to us, in a certificate of two senior officers of the Company dated the date hereof, among other things, that the information, data and other material (financial or otherwise) provided to us by or on behalf of the Company, including the written information and discussions concerning the Company referred to above under the heading “Scope of Review” (collectively, the “Information”), are complete and correct at the date the Information was provided to us and that, since the date on which the Information was provided to us, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its affiliates and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Opinion.

We are not legal, tax or accounting experts and we express no opinion concerning any legal, tax or accounting matters concerning the Offer or the sufficiency of this letter for your purposes.

Our Opinion is rendered on the basis of securities markets, economic and general business and financial conditions prevailing as at the date hereof and the conditions and prospects, financial and otherwise, of the Company and Alamos as they are reflected in the Information and as they were represented to us in our discussions with management of the Company and its affiliates and advisors. In our analyses and in connection with the preparation of our Opinion, we made numerous assumptions with respect to industry performance, general business, markets and economic conditions and other matters, many of which are beyond the control of any party involved in the Offer.

The Opinion is being provided to Special Committee for its exclusive use only in considering the Offer and may not be published, disclosed to any other person, relied upon by any other person, or used for any other purpose, without the prior written consent of CIBC. Our Opinion is not intended to be and does not constitute a recommendation to any Shareholder to accept or reject the Offer.

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CIBC believes that its financial analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Opinion. The preparation of an opinion is complex and is not necessarily susceptible to partial analysis or summary description and any attempt to carry out such could lead to undue emphasis on any particular factor or analysis.

The Opinion is given as of the date hereof and, although we reserve the right to change or withdraw the Opinion if we learn that any of the information that we relied upon in preparing the Opinion was inaccurate, incomplete or misleading in any material respect, we disclaim any obligation to change or withdraw the Opinion, to advise any person of any change that may come to our attention or to update the Opinion after the date of this Opinion.

Opinion

Based upon and subject to the foregoing and such other matters as we considered relevant, it is our opinion, as of the date hereof, that the Consideration offered to Shareholders pursuant to the Offer is inadequate, from a financial point of view, to Shareholders other than the Offeror and its affiliates.

Yours very truly,

(Signed) CIBC World Markets Inc.

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Your Directors unanimously recommend that Aurizon Shareholders REJECT the

Alamos Offer

and NOT TENDER their Aurizon Shares to the Alamos Offer.

Any Aurizon Shareholder who has tendered their Aurizon Shares to the Alamos offer should WITHDRAW those Aurizon Shares.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE MAY BE

DIRECTED TO OUR INFORMATION AGENT:

North American Toll Free Number: 1-888-605-7616

Outside North America Call Collect: 1-781-575-2422

Email: askus@georgeson.com

REJECT THE ALAMOS OFFER AND DO NOT TENDER YOUR AURIZON SHARES.

FOR ASSISTANCE, PLEASE CONTACT OUR INFORMATION AGENT, GEORGESON, AT TOLL FREE (NORTH AMERICA):

1-888-605-7616 OR OUTSIDE NORTH AMERICA CALL COLLECT: 1-781-575-2422 OR EMAIL: ASKUS@GEORGESON.COM.